Filed Pursuant to Rule 424(b)(2)
Registration No. 333-142530

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 20, 2007)

$67,500,000

NovaMed, Inc.
1.0% Convertible Senior Subordinated Notes due June 15, 2012

We are offering $67,500,000 aggregate principal amount of our 1.0% convertible senior subordinated notes due June 15, 2012 (the “notes”). The notes will be our general unsecured obligations, will rank subordinate to all of our senior debt and will rank pari passu or senior to all of our other subordinated indebtedness.

The conversion price for each $1,000 aggregate principal amount of notes is initially $6.371 per share of our common stock (equivalent to a conversion rate of approximately 156.9612 shares of our common stock). Holders may surrender their notes for conversion at any time prior to the close of business on December 15, 2011, if any of the following conditions is satisfied:

•                    during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that last trading day;

•                    during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 97% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•                    if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock ceases to be approved for listing on the Nasdaq Global Select Market and is not listed for trading on a U.S. national securities exchange.

Holders may surrender their notes for conversion after December 15, 2011 at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions has been satisfied.

Upon conversion of the notes, holders will receive cash and shares of our common stock, if any, based on a daily conversion value (as described herein) calculated for each of the 50 trading days beginning on the third trading day immediately following the conversion date (or, in the case of notes surrendered for conversion after the 55th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, the 51st scheduled trading day prior to the maturity date).

If a fundamental change, as defined herein, occurs prior to the maturity of the notes, holders may require us to repurchase for cash all or part of their notes at a price equal to 100.0% of the principal amount of the notes being repurchased, plus accrued and unpaid interest.

We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Our common stock is quoted on The Nasdaq Global Select Market under the symbol “NOVA.” The closing price of our common stock on June 21, 2007 was $5.54 per share.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10.

	Per note	Total
Public Offering Price (1)	100%	$75,000,000
Underwriting Discount	3.5%	$2,625,000
Proceeds to NovaMed, Inc.	96.5%	$72,375,000

(1)             The public offering price set forth above does not include accrued interest, if any.

We have granted the underwriter the right to purchase up to an additional $7,500,000 aggregate principal amount of notes to cover overallotments, if any. The underwriter has exercised this option in full and will purchase the additional $7,500,000 aggregate principal amount of notes on or about June 27, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made in New York, New York on or about June  27, 2007.

DEUTSCHE BANK SECURITIES

The date of this prospectus supplement is June  21, 2007

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information or to make any additional representations. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of any securities other than the notes pursuant to this prospectus supplement and the accompanying prospectus. This prospectus supplement is part of and must be read in conjunction with the accompanying prospectus dated June 20, 2007. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, is accurate as of any date other than the date on the front cover of this prospectus supplement, or the date of such incorporated information.

We are not, and the underwriters are not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes may be restricted in certain jurisdictions. You should inform yourself about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

We will deliver the notes to the underwriters at the closing of this offering when the underwriters pay us the purchase price of such notes.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in other parts of this prospectus supplement and the accompanying prospectus, and because it is only a summary, it does not contain all of the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus carefully, including the information set forth under “Risk Factors”, and the documents incorporated by reference into this prospectus supplement.  Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement  to “NovaMed” and to the “company,” “we,” “us,” or “our” are to NovaMed, Inc. and its subsidiaries.

The Company

NovaMed is a health care services company and an owner and operator of ambulatory surgery centers (ASCs). Our primary focus and strategy is to acquire, develop and operate ASCs in joint ownership with physicians throughout the United States. As of June 21, 2007, we own and operate 38 ASCs located in 18 states. Historically, most of our ASCs have been single-specialty ophthalmic surgical facilities where ophthalmologists perform surgical procedures — primarily cataract surgery. Over the past three years, however, we have focused on expanding into other specialties such as orthopedics (including podiatry), urology, gastroenterology, pain management, plastic surgery and gynecology. This expansion into other specialties has been accomplished through both the acquisition of new ASCs and the addition of new specialties to our existing ASCs. As of June 21, 2007, 11 of our 38 ASCs offer surgical services in specialties other than ophthalmology. We continue to explore opportunities to acquire ASCs offering differing types of medical specialties. We also continue to explore ways to efficiently add new specialties to our existing ASCs.

Our principal executive offices are located at 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611, and our telephone number at that address is (312) 664-4100. Our Internet website is at http://www.novamed.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be part of this prospectus supplement.

The Offering

The following summary contains basic information about the notes and is not intended to be a complete description of the offering. As a result, it does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”  For purposes of this summary of the offering, references to “NovaMed”, “we,” “our” or “us” refer only to NovaMed, Inc. and not any of its subsidiaries.

Issuer	NovaMed, Inc.
Notes Offered

$67,500,000 aggregate principal amount of 1.0% Convertible Senior Notes due June 15, 2012. We also granted the underwriter an option to purchase up to an additional $7,500,000 aggregate principal amount of notes solely to cover overallotments. The underwriter has exercised this option in full and will purchase the additional $7,500,000 aggregate principal amount of notes on or about June 27, 2007.

Maturity	June 15, 2012.
Optional Redemption	None.
Interest	The interest rate on the notes is 1.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2007.
Right to Convert	Holders may surrender their notes for conversion at any time prior to the close of business on December 15, 2011 only if any of the following conditions is satisfied:

•  during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that last trading day;

•  during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 97% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•  if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock ceases to be approved for listing on The Nasdaq Global Select Market (“NASDAQ”) and is not listed for trading on another U.S. national securities exchange.

Holders may surrender their notes for conversion after December 15, 2011 at any time prior to the close of business on the business day immediately prior to the stated maturity date regardless of whether any of the foregoing conditions has been satisfied.

See “Description of the Notes—Conversion of Notes.”
Payment Upon Conversion

Each $1,000 principal amount of notes is convertible into cash and shares of our common stock (or, at our election, cash in lieu of some or all of such shares), if any, based on an amount, which we refer to as the “daily conversion value,” calculated for each of the 50 trading days beginning on the third trading day immediately following the conversion date (or, in the case of notes surrendered for conversion after the 55th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, the 51st scheduled trading day prior to the maturity date), which we refer to as the “conversion period.” The daily conversion value for each trading day during the conversion period is equal to one-fiftieth of the product of the then applicable conversion rate multiplied by the volume weighted average price, as described in further detail under “Description of the Notes—Conversion of Notes—Payment Upon Conversion,” of our common stock, or such other form of consideration into which our common stock has been converted in connection with a fundamental change (as defined below under “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change”), on that day.

For each $1,000 aggregate principal amount of notes surrendered for conversion on or prior to the 55th scheduled trading day prior to the maturity date, we will deliver to you, on the third business day following the end of the conversion period, the aggregate of the following for each trading day during the related conversion period:

(1)   if the daily conversion value for such day exceeds $20.00,

(a)   a cash payment of $20.00 and

(b)   the remaining daily conversion value, which we refer to as the daily net share settlement value, in shares of our common stock (subject to our right to deliver cash in lieu of all or a portion of these shares); or

(2)   if the daily conversion value for such day is less than or equal to $20.00, a cash payment equal to the daily conversion value.

For each $1,000 aggregate principal amount of notes surrendered for conversion after the 55th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately prior to maturity, (i) the holder will be deemed to have surrendered such note as of the business day immediately preceding the maturity date, (ii) the conversion period for such notes will commence on the trading day following the maturity date, (iii) in lieu of the payments and deliveries described above, the holder will receive (A) a cash payment of $1,000 on the maturity date and (B) on the third business day following the last day of the conversion period, the aggregate number of shares of our common stock deliverable in respect of the 50 trading days during the related conversion period as described under clause (1)(b) above, if any (subject to our right to deliver cash in lieu of all or a portion of those shares).

The number of shares of common stock to be delivered under clause (1)(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for the relevant day. No fractional shares will be issued upon conversion; in lieu thereof, we will deliver a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period, rounded down to the nearest whole number, and pay cash equal to the remainder multiplied by the volume weighted average price of our common stock on the last trading day of the conversion period.

The conversion price for each $1,000 aggregate principal amount of notes is initially $6.371 per share of our common stock. The “conversion rate” of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination (initially approximately 156.9612 shares of our common stock). The conversion price is subject to adjustment as described under “Description of the Notes—Conversion of Notes—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding (but inverse) adjustment to the conversion rate.

Conversion Rate Adjustment Upon a Qualifying Fundamental Change

If a “qualifying fundamental change” (as defined below under “Description of the Notes—Adjustment to Shares Delivered upon Conversion Upon a Qualifying Fundamental Change”) occurs at any time prior to maturity, additional shares will be deliverable in respect of notes converted in connection with such qualifying fundamental change. A description of how the number of additional shares will be determined and a table showing the number of additional shares that would be deliverable under various circumstances is set forth under “Description of the Notes—Adjustment to Shares Delivered upon Conversion Upon a Qualifying Fundamental Change.”

Purchase at Holder’s Option Upon a Fundamental Change

You may require us to purchase all or part of your notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest payable in cash. See “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.”

A fundamental change generally involves the occurrence of any of the following:
• termination of trading of our common stock (which will occur if our common stock is no longer listed on any U.S. national securities exchange);

•  any person or group becomes the owner of shares of our stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power to elect a majority of our board of directors;

• we are a party to a consolidation, merger, transfer or lease of all or substantially all of our assets (unless 90% of the related consideration consists of exchange traded securities);
• a majority of the members of our board of directors are not continuing directors; or
• the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of NovaMed.
See “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.”

Ranking

The notes will be our general unsecured obligations. They will rank subordinate to all senior indebtedness of the company, including debt outstanding under our senior credit facility, and pari passu or senior to all other subordinated indebtedness of the company. In addition, the notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries. See “Risk Factors—Risks Relating to the Notes and our Common Stock—Your right to receive payments on the notes is junior to our existing indebtedness and all additional senior indebtedness we incur.” Assuming that we had completed the offering of these notes and applied the net proceeds as described under “Use of Proceeds”, as of March 31, 2007, the company would have had total senior indebtedness of approximately $8.7 million; we subsequently borrowed an additional $24.6 million in conjunction with our acquisition of Surgery Center of Kalamazoo, LLC.

The terms of the indenture under which the notes will be issued do not limit our ability to incur additional indebtedness, senior or otherwise.
Use of Proceeds

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriter’s discount and commission, will be approximately $72.0 million (giving effect to the underwriter’s exercise in full of its overallotment option).

We intend to use:
• $10.0 million of the net proceeds from this offering to pay the net cost to us of the convertible note hedge and warrant transactions described below; and

•  the remainder of the net proceeds from this offering to repay a portion of the amounts outstanding under our $125 million senior credit facility and we may thereafter draw down these funds again to use for working capital or other general corporate purposes.

General corporate purposes may include acquisitions, strategic investments or joint venture arrangements. Although we currently have no arrangements or understandings with respect to acquisitions, we continue to evaluate acquisition and strategic investment opportunities.

Convertible Note Hedge and Warrant Transactions

We intend to enter into a privately-negotiated convertible note hedge transaction with Deutsche Bank AG, which is expected to reduce the potential dilution to our common stock upon any conversion of the notes. We also intend to enter into a warrant transaction with Deutsche Bank AG with respect to our common stock pursuant to which we may issue shares of our common stock. The exercise price of the sold warrants will be $8.31 per share. In connection with these transactions, we intend to pay $10.0 million of the net proceeds of the offering, representing the cost to us of the convertible note hedge transaction, partially offset by the proceeds to us of the warrant transaction. If the underwriter exercises its over-allotment option to purchase additional notes, we expect to amend the convertible note hedge and warrant transactions to increase the shares underlying each transaction by an amount equal to the number of shares initially issuable upon conversion of the additional notes, subject to certain exceptions.

In connection with these hedging transactions, Deutsche Bank AG or its affiliates may enter into various over-the-counter derivative transactions with respect to our common stock at, and possibly after, the pricing of the notes and may purchase our common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing the price of our common stock prior to and possibly following the pricing of the notes. Deutsche Bank AG or its affiliates are likely to modify their hedge positions from time to time prior to conversion or maturity of the notes (including during any conversion period related to a conversion of notes) by purchasing and selling shares of our common stock, other of our securities or other instruments it may wish to use in connection with such hedging.

The magnitude of any of these transactions and activities and their effect, if any, on the market price of our common stock or the notes will depend in part on market conditions and our settlement election under the notes and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.

Trading	We do not intend to list the notes on any securities exchange or automated dealer quotation system. Our common stock is listed on NASDAQ under the symbol “NOVA.”
Additional Notes

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes.

Risk Factors

See the information under the heading “Risk Factors” in this prospectus supplement and in the accompanying prospectus and other information included or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

You should consider the following risk factors and the risk factors relating to our business under the heading “Risk Factors” in the accompanying prospectus in addition to the other information presented in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, in evaluating us, our business, and an investment in the notes. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the notes and our common stock into which the notes are convertible to decline, which in turn could cause you to lose all or part of your investment.

Risks Relating to the Notes and Our Common Stock

Your right to receive payments on the notes is junior to our existing senior indebtedness and all additional senior indebtedness we incur.

The notes rank subordinate to all of our senior indebtedness, including debt outstanding under our senior credit facility, which constitutes substantially all of our existing indebtedness (other than trade payables) and the notes will rank subordinate to all of our future senior indebtedness. In addition, the notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries. As a result, upon any distribution to our creditors or the creditors of our subsidiaries in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our subsidiaries or our or their property, the holders of our senior indebtedness and indebtedness of our subsidiaries will be entitled to be paid in full prior to any payment in respect of the notes.

Assuming that we had completed the offering of these notes and applied the net proceeds as described under “Use of Proceeds”, as of March 31, 2007, the company would have had total senior indebtedness of approximately $8.7 million; we subsequently borrowed an additional $24.6 million in conjunction with our acquisition of Surgery Center of Kalamazoo, LLC.

The indenture will not limit the amount of additional indebtedness, including senior indebtedness, that we can create, incur, assume or guarantee.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay principal and interest on the notes.

The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay principal and interest on the notes and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a qualifying fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

Following a qualifying fundamental change, if a holder elects to convert its notes in connection with such corporate transaction, we will increase the conversion rate by an additional number of shares of common stock upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the qualifying fundamental change occurs or becomes effective and the price paid per share of our common stock in the change in control or the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of such qualifying fundamental change, as described below under “Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a qualifying fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid per share of our common stock in the qualifying fundamental change or the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of such qualifying fundamental change, as applicable, is greater than $35.00 per share or less than $5.54 (in each case, subject to adjustment), no adjustment will be made to the conversion rate.

We may not have, and may not have the ability to raise, the funds necessary to repurchase the notes upon a fundamental change or to pay you cash upon conversion of your notes, as required by the indenture governing the notes.

Following a fundamental change as described under “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change,” holders of notes may require us to repurchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, we will be required to make cash payments to holders upon conversion of the notes, which may occur upon any of the circumstances described under “Description of the Notes—Conversion of Notes.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the repurchase price in cash with respect to any notes tendered by holders for repurchase upon a fundamental change or to make cash payments with respect to any notes that are converted. The subordination provisions of the notes would prevent us from making any such payment during a payment blockage period (see “Description of the Notes—Subordination”) and our senior credit facility prohibits any such payment at a time at which a default under that facility exists or we would not be in compliance with our financial covenants under that facility after giving effect to such payment. In addition, restrictions in our then-existing credit facilities or other indebtedness may not allow us to repurchase the notes or to make cash payments due upon conversion of the notes. Our failure to repurchase the notes when required or to make cash payments upon conversion of the notes will result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Upon conversion of the notes, we will pay only cash in settlement of the principal amount or (if lower) the conversion value thereof and we will settle  any amounts in excess thereof in shares of our common stock or in cash, at our option.

The notes will be net share settled, which means that we will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the conversion value of the notes and by delivering at our option cash or shares of our common stock in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock. In addition, any settlement of a conversion of notes will occur on the third business day immediately following the 50 trading day period beginning on the third trading day after our receipt of the holder’s conversion notice (or, in the case of notes surrendered for conversion after the 55th scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately preceding maturity, the 51st scheduled trading day following the maturity date) and the value will be based upon the value of our common stock during a 50-day reference period. Accordingly, you may receive less value than you expected because the value of our common stock may decline (or fail to appreciate as much as you may expect) between the day that you exercise your conversion right and the day on which we settle our conversion obligation.

The notes may not have an active market and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities, and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may cause the value of the notes to fall.

We do not intend to seek a rating on the notes by Standard & Poor’s Credit Market Services, Moody’s Investor Services, Inc., or any other rating agency. If the notes are rated in the future, one or both of these rating agencies may lower the ratings on the notes. If the rating agencies reduce their ratings on the notes in the future or indicate that they have their ratings on the notes under surveillance or review with possible negative implications, the value of the notes could decline. In addition, a ratings downgrade could adversely affect our ability to access capital. Ratings on the notes are not a recommendation to buy the notes and such ratings may be withdrawn or changed at any time.

The conversion price of the notes may not be adjusted for all dilutive events.

The conversion price of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends, and certain issuer tender or exchange offers as described under “Description of the Notes—Conversion of Notes—Conversion Price Adjustments.” The conversion price will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which a note would otherwise be convertible.

Until the close of business on December 15, 2011, the notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Fluctuations in the price of our common stock may prevent you from being able to convert the notes, may impact the price of the notes and may make the notes more difficult to resell.

Except during the period after December 15, 2011 to, and including, the business day immediately preceding the maturity date, the ability of holders of the notes to convert the notes is conditioned on the closing price of our common stock reaching a specified threshold for a specified period, the trading price of the notes falling below a certain level for a specified period, or the occurrence of specified corporate transactions. If the closing price threshold for conversion of the notes is satisfied at the end of a calendar quarter, holders may convert the notes only during the subsequent calendar quarter. If such closing price threshold is not satisfied, the trading price of the notes does not fall below the relevant threshold and none of the specified distributions or corporate transactions that would permit a holder to convert the notes occur, holders would not be able to convert the notes prior to the close of business on December 15, 2011.

Because the notes will be convertible into an amount of cash and common stock, if any, based on the volume-weighted average price of our common stock over a 50 trading day observation period, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes and/or the value of the consideration payable upon the conversion of the notes. Holders who receive common stock upon conversion of the notes will also be subject to the risk of volatility and depressed prices of our common stock.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of the Notes—Purchase of Notes at Your Option Upon a Fundamental Change.”

Future sales of shares of our common stock may depress our stock price and/or result in dilution to our stockholders.

If we issue common stock to raise capital, or our stockholders transfer their ownership of our common stock or sell a substantial number of shares of common stock in the public market, or investors become concerned that substantial sales might occur, the market price of our common stock could decrease. In addition, such sales may result in additional dilution to our stockholders. A decrease in our common stock price could make it difficult for us to raise capital by selling stock or to pay for acquisitions using stock. To the extent outstanding options are exercised or additional shares of capital stock are issued, existing stockholders may incur additional dilution.

One of our directors has adopted and certain of our other executive officers and directors have notified the underwriter of their intention to adopt a 10b5-1 prearranged trading plan. In accordance with such plans, these officers and directors will periodically sell a specified number of our shares of common stock either owned or acquired through the exercise of stock options.

Except as described under “Underwriting,” we are not restricted from issuing additional shares of our common stock, or securities convertible into our common stock, during the life of the notes and have no obligation to consider your interests for any reason. If we issue additional shares of our common stock or such convertible securities, we may materially and adversely affect the price of our common stock and, in turn, the price of the notes.

Conversion of the notes will dilute the ownership interest of our existing stockholders, including holders who had previously converted their notes.

The conversion of some or all of the notes will dilute the ownership interests of our existing stockholders. Any sales in the public market of our common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The trading prices for the notes will be directly affected by the trading prices for our common stock, which are difficult to predict.

The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us by hedging or arbitrage trading activity that may develop involving our common stock. This arbitrage could, in turn, affect the trading prices of the notes. This may result in greater volatility in the market price of the notes than would be expected for nonconvertible debt securities.

If you hold notes, you are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you upon conversion of your notes. For example, in the event that an amendment is proposed to our charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to your conversion of notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences, or special rights of our common stock or other classes of capital stock.

The convertible note hedge and call warrant transactions may affect the value of the notes and the trading price of our common stock.

We intend to enter into a privately-negotiated convertible note hedge transaction with Deutsche Bank AG, which is expected to reduce the potential dilution to our common stock upon any conversion of the notes. In the event that the counterparty in the transaction fails to deliver shares to us as required under the note hedge documents or as a result of a breach of the note hedge documents by us, we will be required to issue shares in order to meet our share delivery obligations with respect to the converted notes. We also intend to enter into a warrant transaction with Deutsche Bank AG with respect to our common stock pursuant to which we may issue shares of our common stock. In connection with these transactions, we intend to pay $10.0 million of the net proceeds of the offering, representing the net cost to us of the convertible note hedge transaction, partially offset by the proceeds to us of the warrant transaction. In connection with hedging these transactions, Deutsche Bank AG or its affiliates may enter into various over-the-counter derivative transactions with respect to our common stock at, and possibly after, the pricing of the notes and may purchase our common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing the price of our common stock prior to and possibly following the pricing of the notes. Deutsche Bank AG or its affiliates is likely to modify its hedge positions from time to time prior to conversion or maturity of the notes (including during any conversion period related to conversion of the notes) by purchasing and selling shares of our common stock, other of our securities or other instruments it may wish to use in connection with such hedging. The magnitude of any of these transactions and activities and their effect, if any, on the market price of our common stock or the notes will depend in part on market conditions and our settlement election under the notes and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock (including during any period used to determine the amount of consideration deliverable upon conversion of the notes) and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, an adjustment to the conversion rate may result, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in “Certain Material United States Federal Income Tax Considerations”), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See “Certain Material United States Federal Income Tax Considerations.”

Conversion of notes into cash or a combination of both cash and our common stock will require U.S. holders to recognize taxable gains.

Upon the conversion of a note into a combination of both cash and our common stock, a U.S. holder generally will be required to recognize gain on the conversion for United States federal income tax purposes. Prospective investors should carefully review the information regarding tax considerations relevant to an investment in the notes set forth under “Certain Material United States Federal Income Tax Considerations” and are also urged to consult their own tax advisors prior to investing in the notes.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our Company.

The terms of the notes require us to purchase the notes for cash in the event of a fundamental change. A takeover of our Company would trigger the requirement that we purchase the notes. This may have the effect of delaying or preventing a takeover of our Company that would otherwise be beneficial to investors.

Provisions of Delaware law and our certificate of incorporation, by-laws and shareholder rights plan could prevent or delay a change of control or change in management that could be beneficial to us and our public stockholders.

Certain provisions of Delaware law and our charter, by-laws and shareholder rights plan may prevent, delay or discourage:

•       A merger, tender offer or proxy contest;

•       The assumption of control by a holder of a large block of our securities; or

•       The replacement or removal of current management by our stockholders.

For example, our charter divides the board of directors into three classes, with members of each class to be elected for staggered three-year terms. This provision may make it more difficult for stockholders to change the majority of directors and may hinder accumulations of large blocks of common stock by limiting the voting power of such blocks. This may further result in discouraging a change of control or change in current management.

If stockholders do not receive dividends, stockholders must rely on stock appreciation for any return on their investment in us.

We have never declared or paid cash dividends on any of our capital stock. We currently intend to retain our earnings for future growth and therefore do not anticipate paying cash dividends in the future.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain, and incorporate by reference, certain “forward-looking statements” (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended) that reflect our current expectations regarding our future results of operations, performance and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies that could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include:  reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to access capital on a cost-effective basis to continue to successfully implement our growth strategy; our ability to maintain successful relationships with the physicians who use our surgical facilities; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities;  the potential impacts of new accounting standards; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary. These factors and others are more fully set forth under “Risk Factors” above and in the accompanying prospectus. You should not place undue reliance on any forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents we file from time to time with the SEC including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

We have not authorized any person to give any information or to make any representation other than those contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus in connection with this offering. You should not rely on such information or representation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made pursuant to this prospectus supplement and the accompanying prospectus shall create any implication that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is correct as of any time subsequent to the date of this prospectus supplement. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or solicitation of an offer to buy any security other than the securities covered by this prospectus supplement and the accompanying prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and the underwriter’s discount and commission, will be approximately $72.0 million (giving effect to the underwriter’s exercise in full of its overallotment option).

We intend to use

•       $10.0 million of the net proceeds from this offering to pay the net cost to us of the convertible note hedge and warrant transactions; and

•       the remainder of the net proceeds from this offering to repay a portion of the amounts outstanding under our $125 million senior credit facility and we may thereafter draw down these funds again to use for working capital or other general corporate purposes (assuming that we remain in compliance with the terms and conditions of our senior credit facility).

General corporate purposes may include acquisitions, strategic investments or joint venture arrangements. Although we currently have no arrangements or understandings with respect to acquisitions, we continue to evaluate acquisition and strategic investment opportunities. See “Consolidated Capitalization.”

The indebtedness under our senior credit facility matures on February 5, 2010 and for the quarter ended March 31, 2007 had a weighted average interest rate of 7.28%. The repaid indebtedness was originally incurred to fund acquisitions and working capital.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of our earnings to fixed charges for the periods indicated. We compute the ratio of earnings to fixed charges by dividing earnings before income taxes and fixed charges by the fixed charges. This ratio includes the earnings and fixed charges of us and our consolidated subsidiaries. Fixed charges consist of interest and amortization of debt discount and expense and the estimated interest portion of rentals.

	Three-months
	Ended	Twelve-months Ended December 31,
Historical Earnings to Fixed Charge Ratio	March 31, 2007	2006	2005	2004	2003	2002
	(in thousands, except ratio)
Earnings:
Pretax income from continuing operations (before minority interest)	$5,967	$20,883	$16,213	$9,358	$6,554	$6,437
Equity (income) loss from non-consolidated subsidiaries	16	(13)	(106)	(23)	—	—
Distributions from equity investees	—	44	124	—	—	—
Fixed charges	1,925	4,899	2,239	1,467	1,230	1,552
Minority interest in consolidated subsidiaries that do not have fixed charges	—	—	—	—	—	—
Total Earnings	$7,908	$25,813	$18,470	$10,802	$7,784	$7,989
Fixed Charges:
Interest expense	$1,363	$3,032	$763	$226	$119	$414
Interest on rental expense	562	1,867	1,476	1,241	1,111	1,138
Total Fixed Charges	$1,925	$4,899	$2,239	$1,467	$1,230	$1,552
Ratio of earnings to fixed charges	4.11	5.27	8.25	7.36	6.33	5.15

The following table presents the ratio of earnings to fixed charges for the periods indicated as adjusted for the net decrease in interest expense resulting from the issuance of the notes and application of the resulting proceeds as described under “Use of Proceeds” as if those had occurred at the beginning of the respective periods presented.

	Three-months	Twelve-months
	Ended	Ended
	March 31,	December 31,
Pro Forma Earnings to Fixed Charge Ratio (effects of convertible notes offering)	2007	2006
	(in thousands, except ratio)
Earnings:
Pretax income from continuing operations (before minority interest)	$6,754	$22,268
Equity (income) loss from non-consolidated subsidiaries	16	(13)
Distributions from equity investees	—	44
Fixed charges	1,137	3,514
Minority interest in consolidated subsidiaries that do not have fixed charges	—	—
Total Earnings	$7,907	$25,813
Fixed Charges:
Interest expense	$575	$1,647
Interest on rental expense	562	1,867
Total Fixed Charges	$1,137	$3,514
Ratio of earnings to fixed charges	6.95	7.35

The following table presents the ratio of earnings to fixed charges for the periods indicated as adjusted for the effects of the acquisition of Surgery Center of Kalamazoo, LLC as if that had occurred at the beginning of the period presented.

	Three-months	Twelve-months
	Ended	Ended
Pro Forma Earnings to Fixed Charge Ratio (effects of Kalamazoo acquisition)	March 31, 2007	December 31, 2006
	(in thousands, except ratio)
Earnings:
Pretax income from continuing operations (before minority interest)	$6,522	$23,029
Equity (income) loss from non-consolidated subsidiaries	16	(13)
Distributions from equity investees	—	44
Fixed charges	2,446	7,006
Minority interest in consolidated subsidiaries that do not have fixed charges	—	—
Total Earnings	$8,984	$30,066
Fixed Charges:
Interest expense	$1,846	$4,973
Interest on rental expense	600	2,033
Total Fixed Charges	$2,446	$7,006
Ratio of earnings to fixed charges	3.67	4.29

The following table presents the ratio of earnings to fixed charges for the periods indicated as adjusted for the effect of the Kalamazoo acquisition and the net decrease in interest expense resulting from the issuance of the notes and application of the resulting proceeds as if that had occurred at the beginning of the period presented.

	Three-months	Twelve-months
	Ended	Ended
Pro Forma Earnings to Fixed Charge Ratio (effects of convertible note offering and Kalamazoo acquisition)	March 31, 2007	December 31, 2006
	(in thousands, except ratio)
Earnings:
Pretax income from continuing operations (before minority interest)	$7,316	$25,878
Equity (income) loss from non-consolidated subsidiaries	16	(13)
Distributions from equity investees	—	44
Fixed charges	1,612	3,997
Minority interest in consolidated subsidiaries that do not have fixed charges	—	—
Total Earnings	$8,944	$29,906
Fixed Charges:
Interest expense	$1,012	$1,964
Interest on rental expense	600	2,033
Total Fixed Charges	$1,612	$3,997
Ratio of earnings to fixed charges	5.55	7.48

PRICE RANGE OF OUR COMMON STOCK

Our common stock (and associated preferred stock purchase rights) trades on NASDAQ under the symbol “NOVA.” The following table sets forth, for the periods indicated, the reported high and low sales prices per share of our common stock as reported by NASDAQ.

	High	Low
Fiscal Year ended December 31, 2005
First quarter	$7.66	$4.10
Second quarter	6.46	4.72
Third quarter	7.75	5.89
Fourth quarter	7.25	6.00
Fiscal Year ending December 31, 2006
First quarter	$8.63	$6.28
Second quarter	7.50	6.60
Third quarter	8.50	6.08
Fourth quarter	8.74	6.72
Fiscal Year ending December 31, 2007
First quarter	$7.91	$6.01
Second quarter (through June 21, 2007)	7.75	5.43

On June 21, 2007, the closing price for our common stock on NASDAQ was $5.54 per share. There were approximately 269 shareholders of record of our common stock as of April 6, 2007.

DIVIDEND POLICY

We have never paid and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for use in our business operations. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other such factors as our board of directors may deem relevant.

CONSOLIDATED CAPITALIZATION

The following table sets forth our actual cash and consolidated capitalization at March 31, 2007, our capitalization on a pro forma basis to give effect to the acquisition of Surgery Center of Kalamazoo, LLC and our pro forma capitalization as further adjusted to give effect to this offering, giving effect in full to the underwriter’s exercise of its overallotment option. You should read the following table in conjunction with our consolidated financial statements (including the notes thereto) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated into this prospectus supplement and the accompanying prospectus by reference, and the unaudited pro forma condensed combined financial statements presented elsewhere herein.

	As of March 31, 2007
		Pro Forma	Pro Forma
	Actual	Kalamazoo (1)	as adjusted(2)
	(in thousands, except share data)
Cash and cash equivalents	$2,662	$2,662	$2,662
Debt:
Credit facility, notes and capital leases (current and long-term)	70,677	97,156	35,181
Convertible notes offered in this offering			72,375 (3)
Total debt	70,677	97,156	107,556
Stockholders’ equity:
Series E Junior Participating Preferred Stock, $.01 par value, 1,912,000 shares authorized, none outstanding at March 31, 2007	—	—	—
Common Stock, $.01 par value, 81,761,465 shares authorized, 29,174,535 shares issued at March 31, 2007	290	290	290
Additional paid-in-capital	91,834	91,834	91,194 (4)
Accumulated deficit	(10,164)	(10,164)	(10,164)
Accumulated other comprehensive loss	(286)	(286)	(286)
Treasury stock, at cost, 4,805,613 shares at March 31, 2007	(10,582)	(10,582)	(10,582)
Total stockholders’ equity	71,092	71,092	70,452
Total capitalization	$141,769	$168,248	$178,008

(1)          As adjusted assuming the June 1, 2007 acquisition of Surgery Center of Kalamazoo, LLC occurred on March 31, 2007.

(2)   Reflects the (a) net proceeds received from the convertible note offering ($75.0 million of notes less $2.6 million of underwriter’s discount and $0.4 million of expenses) and (b) cash paid in connection with the note hedge transaction net of proceeds received from the call warrant transaction ($10.0 million).

(3)          Reflects the additional net debt assumed as a result of the convertible note offering ($75.0 million of notes less $2.6 million of underwriter’s discount).

(4)          Reflects an increase due to the proceeds of the call warrant transaction and a decrease due to the payment for the note hedge transaction (resulting in a net decrease of $10.0 million) less the tax benefit of the note hedge transaction of $9.4 million (39% tax rate). This tax benefit will be recorded as a deferred tax asset.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table sets forth selected consolidated financial data. The selected consolidated financial data as of and for the fiscal years ended December 31, 2006 and 2005 have been derived from our consolidated financial statements, which have been audited by BDO Seidman, LLP, an independent registered public accounting firm. The selected consolidated financial data as of and for the fiscal years ended December 31, 2004, 2003 and 2002 has been derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm. The following selected financial information for the three months ended March 31, 2007 has been derived from our unaudited financial statements and related notes, incorporated by reference in this prospectus supplement and the accompanying prospectus. The data should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended	Twelve Months Ended December 31
	March 31, 2007	2006	2005	2004	2003	2002
Consolidated Statement of Operations Data: (a)(b)
Net revenue	$31,386	$108,434	$81,226	$63,648	$54,524	$52,853
Operating income	$7,185	$23,416	$16,357	$10,885	$7,092	$4,802
Net income from continuing operations	$1,492	$5,699	$5,305	$2,053	$1,722	$2,774
Net income from continuing operations per basic share	$0.06	$0.25	$0.24	$0.10	$0.08	$0.12
Net income from continuing operations per diluted share	$0.06	$0.23	$0.22	$0.09	$0.08	$0.12
Other Data: (a)
ASCs operated at end of period	37	36	28	24	16	15
Number of surgical procedures performed	31,245	104,076	75,512	57,568	43,316	38,133

	As of
	March 31,	As of December 31,
	2007	2006	2005	2004	2003	2002
Consolidated Balance Sheet Data: (a)
Working capital	$15,333	$10,240	$6,669	$1,928	$15,003	$6,987
Total assets	172,780	160,547	97,162	76,787	63,888	64,128
Total debt, excluding current portion	69,614	61,227	17,404	5,314	74	11
Total stockholders’ equity	71,092	68,116	58,675	50,821	47,926	48,083

(a)           Effective November 1, 2005, we sold our 80% interest in an ASC located in St. Joseph, MO. Operating results of this ASC are being reported as discontinued operations for all periods presented.

(b)          Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share Based Payment”, applying the modified prospective method. As a result, 2006 includes stock option related compensation expense which is not included in prior years.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statements of operations have been derived by applying pro forma adjustments to the combined historical financial statements of NovaMed and The Surgery Center of Kalamazoo, LLC (“Kalamazoo”). The unaudited pro forma condensed combined financial statements give effect to the following transactions (as more fully described in the notes hereto) as if they occurred on January 1, 2006 for the pro forma statements of operations and as if they occurred on March 31, 2007 for the pro forma balance sheet:

•       the acquisition by NovaMed Acquisition Company, Inc., a wholly-owned subsidiary of NovaMed, of a 62.5% ownership interest in Kalamazoo for an aggregate cash consideration of $24,600; and

•       the financing of the acquisition with proceeds received from the Company’s credit facility.

The purchase price for the 62.5% ownership interest in Kalamazoo is allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the identifiable net assets acquired is recorded as goodwill.

The allocation of the purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values and further depends on the actual net assets of Kalamazoo as of the June 1, 2007 acquisition date. Accordingly, the purchase price allocation reflected in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation of the acquired assets and liabilities. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but not later than 12 months after the consummation of the acquisition.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. They do not purport to present what NovaMed’s results of operations or financial condition would have been had these transactions actually occurred on the dates indicated, nor do they purport to represent NovaMed’s results of operations for any future period or NovaMed’s financial condition for any future date. Interim results are not necessarily indicative of full year performance.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and related notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, the Kalamazoo audited financial statements for the year ended December 31, 2006 and the Kalamazoo unaudited financial statements for the quarter ended March 31, 2007 included in the Company’s Current Report on Form 8-K/A filed with the SEC on June 18, 2007, all of which are incorporated by reference into this prospectus supplement.

NOVAMED, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2007
(Dollars in thousands)

	NovaMed	Kalamazoo	Pro Forma Adjustments		Combined Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$2,662	$459	$(459	)(a)	$2,662
Accounts receivable, net of allowances	20,638	761	—		21,399
Notes and amounts due from related parties	504	—	—		504
Inventory	2,460	136	—		2,596
Prepaid expenses and deposits	1,160	26	—		1,186
Current tax assets	1,102	—	—		1,102
Total current assets	28,526	1,382	—		29,449
Property and equipment, net	15,746	1,126	—		16,872
Intangible assets, net	127,319	—	24,509	(b)	151,828
Other assets, net	1,189	5	—		1,194
Total assets	$172,780	$2,513	$24,050		$199,343
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,374	$146	$(116	)(a)	$7,404
Accrued expenses and income taxes payable	4,756	210	(210	)(a)	4,756
Current maturities of long-term debt	1,063	323	—		1,386
Total current liabilities	13,193	679	(326)		13,546
Long-term debt, net of current maturities	69,614	1,556	24,600	(c)	95,770
Other long-term liabilities	646	—	—		646
Deferred income tax liabilities	3,112	—	—		3,112
Minority interests	15,123	—	54	(d)	15,177
Commitments and contingencies
Stockholders’ equity	71,092	278	(278	)(e)	71,092
Total liabilities and stockholders’ equity	$172,780	$2,513	$24,050		$199,343

The accompanying notes are an integral part of this combined financial statement.

NOVAMED, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Three-Month Period Ended March 31, 2007
(In thousands, except per share data)

	NovaMed	Kalamazoo	Pro Forma Adjustments		Combined Pro Forma
Net revenue:
Surgical facilities	$25,095	$2,377	$—		$27,472
Product sales and other	6,291	—	—		6,291
Total net revenue	31,386	2,377	—		33,763
Operating expenses:
Salaries, wages and benefits	10,094	342	—		10,436
Cost of sales and medical supplies	7,173	415	—		7,588
Selling, general and administrative	6,004	482	—		6,486
Depreciation and amortization	930	100	—		1,030
Total operating expenses	24,201	1,339	—		25,540
Operating income	7,185	1,038	—		8,223
Interest expense, net	1,327	35	448	(f)	1,810
Minority interests in earnings of consolidated entities	3,521	—	376	(g)	3,897
Other (income) expense, net	(109)	—	—		(109)
Income before income taxes	2,446	1,003	(824)		2,625
Income tax provision	954	—	70	(h)	1,024
Net income from continuing operations	$1,492	$1,003	$(894)		$1,601
Net earnings per common share from continuing operations:
Basic	$0.06				$0.07
Diluted	$0.06				$0.06
Weighted average common shares outstanding	23,899				23,899
Dilutive effect of employee stock options and restricted stock	1,276				1,276
Diluted weighted average common shares outstanding	25,175				25,175

The accompanying notes are an integral part of this combined financial statement.

NOVAMED, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Twelve-Month Period Ended December 31, 2006
(In thousands, except per share data)

	NovaMed	Kalamazoo	Pro Forma Adjustments		Combined Pro Forma
Net revenue:
Surgical facilities	$85,275	$8,824	$—		$94,099
Product sales and other	23,159	—	—		23,159
Total net revenue	108,434	8,824	—		117,258
Operating expenses:
Salaries, wages and benefits	35,219	1,319	—		36,538
Cost of sales and medical supplies	26,105	1,747	—		27,852
Selling, general and administrative	20,604	1,572	—		22,176
Depreciation and amortization	3,090	399	—		3,489
Total operating expenses	85,018	5,037	—		90,055
Operating income	23,416	3,787	—		27,203
Interest (income) expense, net	2,945	150	1,791	(f)	4,886
Minority interests in earnings of consolidated entities	11,540	—	1,477	(g)	13,017
Other (income) expense, net	(412	(300)	—		(712)
Income before income taxes	9,343	3,937	(3,268)		10,012
Income tax provision	3,644	87	175	(h)	3,906
Net income from continuing operations	$5,699	$3,850	$(3,443)		$6,106
Net earnings per common share from continuing operations:
Basic	$0.25				$0.26
Diluted	$0.23				$0.25
Weighted average common shares outstanding	23,252				23,252
Dilutive effect of employee stock options and restricted stock	1,605				1,605
Diluted weighted average common shares outstanding	24,857				24,857

The accompanying notes are an integral part of this combined financial statement.

NOVAMED, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(Dollars in thousands, except per share data)

1.                 Description of the Acquisition and Basis of Preparation

On June 1, 2007, the Company completed its acquisition of a 62.5% ownership interest in Kalamazoo, a multi-specialty ambulatory surgery center located in Portage, Michigan for a total purchase price of $24,600. The total purchase price was funded from the Company’s credit facility.

The purchase price for the 62.5% ownership interest in Kalamazoo is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the identifiable net assets acquired is recorded as goodwill.

The purchase price allocation reflected in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation of the acquired assets and liabilities. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but not later than 12 months after the consummation of the acquisition. The allocation of the purchase price reflected in the unaudited pro forma condensed combined financial statements is summarized below:

Fair value of current assets	$923
Fair value of long-term assets	1,131
Fair value of current liabilities	(353)
Fair value of long-term liabilities	(1,556)
Minority partner share of net assets	(54)
Goodwill	24,509
Total purchase price	$24,600

2.                 Historical Financial Statements of Kalamazoo

The audited historical financial statements of Kalamazoo as of and for the year ended December 31, 2006, and the unaudited condensed financial statements of Kalamazoo as of March 31, 2007 and for the three-month period ended March 31, 2007, are included in our Current Report on Form 8-K/A filed with the SEC on June 18, 2007 which is incorporated by reference in this prospectus supplement.

The historical Kalamazoo column in the unaudited pro forma condensed combined financial statements has been adjusted for reclassifications to conform to the Company’s balance sheet and statement of operations presentation.

3.                 Pro Forma Adjustments

Balance sheet pro forma adjustments

(a)          Reflects the elimination of certain historical assets and liabilities not acquired as part of the transaction.

(b)         Reflects the addition of goodwill from the purchase price allocation. Goodwill will be tested for impairment at least annually or more frequently if an event occurs or circumstances change that might reduce the fair value of this reporting unit below its carrying value.

NOVAMED, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Continued)

(Dollars in thousands, except per share data)

(c)          Reflects the receipt of proceeds from the Company’s credit facility to finance the acquisition.

(d)         Reflects the minority partners’ share (37.5%) of the historical acquired net assets of Kalamazoo.

(e)          Reflects the elimination of all components of the historical equity of Kalamazoo.

Statements of operations pro forma adjustments

(f)            Reflects the increase in interest expense associated with the financing of the acquisition under the Company’s credit facility. The interest rate applied to the $24,600 of increased borrowings for the year ended December 31, 2006 and the three months ended March 31, 2007 is 7.28%, which represents the Company’s weighted average borrowing rate for the first three months of 2007.

(g)          Reflects the minority partners’ share (37.5%) of the Kalamazoo income before income taxes for the respective periods presented.

(h)         Reflects the recognition of the income tax consequences of Kalamazoo’s income before income taxes and pro forma adjustments identified above. The income tax rate is equal to the Company’s effective tax rate for the periods presented (39%).

PURCHASE OF CONVERTIBLE NOTE HEDGE AND SALE OF WARRANTS

Concurrently with the pricing of the notes, we have entered into a privately-negotiated convertible note hedge transaction with respect to our common stock (the “purchased call options”) with Deutsche Bank AG (the “counterparty”). The purchased call options will cover, subject to customary anti-dilution adjustments substantially identical to those in the notes, approximately 11.8 million shares of our common stock. Separately and concurrently with entering into the purchased call options transaction, we also intend to enter into a warrant transaction with the counterparty with respect to our common stock, whereby we will sell to the counterparty warrants to acquire, subject to customary anti-dilution adjustments, approximately 11.8 million shares of our common stock (the “sold warrants”). The exercise price of the sold warrants will be $8.31 per share. The sold warrants expire after the purchased call options. If the underwriter exercises its over-allotment option to purchase additional notes, we may amend the purchased call options and the sold warrants to increase the shares underlying each such transaction by an amount equal to the number of shares initially issuable upon conversion of the additional notes, subject to certain exceptions.

The purchased call options and the sold warrants are separate transactions, each entered into by us with the counterparty, are not part of the terms of the notes and will not affect the holders’ rights under the notes. As a holder of the notes, you will not have any rights with respect to the purchased call options or the sold warrants.

The purchased call options are expected to reduce the potential dilution to our common stock upon any conversion of the notes in the event that the market value per share of our common stock, as measured under the purchased call options, at the time of exercise is greater than the strike price of the purchased call options, which corresponds to the initial conversion price of the notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of our common stock exceeds the strike price of the sold warrants when the sold warrants are exercised, we will be required to issue shares of our common stock to the counterparty, and those issuances will have a dilutive effect on our earnings per share.

For a discussion of hedging arrangements that may be entered into in connection with these purchased call options and sold warrants, see “Risk Factors—Risks Related to the Notes and Our Common Stock—The convertible note hedge and warrant transactions may affect the value of the notes and the trading price of our common stock.”

DESCRIPTION OF THE NOTES

We will issue the notes under an indenture, to be dated as of the date we consummate the offer, among us and LaSalle Bank National Association, as trustee, as supplemented by a first supplemental indenture, also dated as of the date we consummate the offer, among the same parties (together, the “indenture”).

The following summarizes some, but not all, of the provisions of the notes and the indenture. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find More Information.”

In this section entitled “Description of the Notes,” when we refer to “NovaMed,” “we,” “our” or “us,” we are referring to NovaMed, Inc. and not any of its subsidiaries.

General

We will issue $75,000,000 (giving effect to the underwriter’s exercise in full of its overallotment option) aggregate principal amount of notes. The notes will be convertible into cash and common stock, if any, as described under “—Conversion of Notes.” They will be issued only in denominations of $1,000 and in multiples of $1,000. They will mature on June 15, 2012, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below). The notes are not subject to redemption at our option prior to maturity.

The notes will be our general unsecured obligations. They will rank subordinate to all senior indebtedness of the company, including debt outstanding under our senior credit facility, and pari passu or senior to all other subordinated indebtedness of the company. In addition, the notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries. See “Risk Factors—Risks Relating to the Notes and our Common Stock—Your right to receive payments on the notes is junior to our existing senior indebtedness and all additional senior indebtedness we incur.”  Assuming that we had completed the offering of these notes and applied the net proceeds as described under “Use of Proceeds,” we would have had total senior indebtedness of approximately $8.7 million as of March 31, 2007; we subsequently borrowed an additional $24.6 million in conjunction with our acquisition of Surgery Center of Kalamazoo, LLC. The indenture will not limit the amount of additional indebtedness, including senior indebtedness, that we can create, incur, assume or guarantee.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of NovaMed or a termination in the trading of our common stock, except to the extent described under “—Purchase of Notes at Your Option Upon a Fundamental Change” and “—Conversion of Notes—Conversion Upon Specified Corporate Transactions.”

We will pay interest on the notes at a rate of 1.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing December 15, 2007 to holders of record at the close of business on the record dates described below. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the maturity, conversion, or purchase by us at the option of the holder, interest ceases to accrue on the notes under the terms of and subject to the conditions of the indenture.

For so long as the notes are held in book-entry only form, interest is payable on each payment date to the person in whose name a given note is registered at the close of business on the business day before the interest payment date. In the event that the notes do not remain in book-entry only form or are not in the form of a global certificate, the record dates will be June 1 and December 1 preceding the applicable June 15 and December 15 interest payment date, respectively. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York or the state in which the corporate trust office is located are not required to be open.

We may, without the consent of the holders, reopen the notes and issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered by this prospectus supplement in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they are fungible with the notes offered by this prospectus supplement for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

We will maintain an office in the City of New York where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Subordination

The notes will be subordinated in right of payment to all of our existing and future senior indebtedness on the terms set forth below. The indenture does not restrict the amount of indebtedness, including senior indebtedness, that we or any of our subsidiaries may incur. The notes will rank pari passu with all other existing and future senior subordinated indebtedness of the company and will be senior in right of payment to all of our future obligations that may be designated as subordinated to the notes.

No payment on account of principal of, redemption of, interest (including contingent interest and additional amounts, if any) on or any other amounts due with respect to the notes, including, without limitation, any payments of cash upon conversion, and no redemption, repurchase or other acquisition of the notes may be made if:

•       default in the payment of any “designated senior indebtedness” occurs and is continuing beyond any applicable period of grace (a “payment default”); or

•       a default other than a payment default occurs and is continuing that permits the holders of designated senior indebtedness (or any agent acting on their behalf) to accelerate its maturity, and the trustee receives a notice of such default (a “payment blockage notice”) from any representative of such holders of the designated senior indebtedness (a “non-payment default”).

As used herein, “designated senior indebtedness” means our senior credit facility and any other senior indebtedness of the company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20.0 million and is specifically designated by the company in the instrument evidencing or governing such senior indebtedness as “designated senior indebtedness.”

We may resume payments and distributions on the notes:

•       in case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

•       in the case of a non-payment default, upon the earliest of (x) the date on which such non-payment default is cured or waived or ceases to exist, in each case as and to the extent permitted under the documentation for the designated senior indebtedness, or (y) 179 days from the date the payment blockage notice is received, unless the maturity of the designated senior indebtedness has been accelerated, in which case the immediately preceding bullet point shall become applicable.

Notwithstanding the foregoing, not more than one payment blockage notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to designated senior indebtedness during such period. No default which existed or was continuing on the date of the delivery of any payment blockage notice with respect to the designated senior indebtedness whose holders delivered the payment blockage notice may be made the basis of a subsequent payment blockage notice by the holders of such designated senior indebtedness, whether or not within a period of 365 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

Upon any distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of us, all senior indebtedness must be paid in full in cash or otherwise satisfactory to the holders of senior indebtedness before the holders of the notes are entitled to any payments whatsoever (except that the holders of notes may receive capital stock and debt obligations that are subordinated to the senior indebtedness to substantially the same extent or to a greater extent as the notes are so subordinated).

As a result of these subordination provisions, in the event of our insolvency, holders of the notes may recover ratably less than the holders of our senior indebtedness. Assuming that we had completed the offering of these notes and applied the net proceeds as described under “Use of Proceeds”, as of March 31, 2007, the company would have had total senior indebtedness of approximately $8.7 million; we subsequently borrowed an additional $24.6 million in conjunction with our acquisition of Surgery Center of Kalamazoo, LLC . The indenture will not limit the amount of additional indebtedness, including senior indebtedness, that we can create, incur, assume or guarantee.

If the payment of the notes is accelerated because of an event of default as described under “—Events of Default; Notice and Waiver” below, we shall promptly notify the holders of senior indebtedness or the trustee or other representatives for the holders of the senior indebtedness of the acceleration. We may not pay the notes until five business days after the holders or trustee(s) or other representatives for the holders of senior indebtedness receive notice of the acceleration and after which we may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

If the trustee or any holder of notes receives any payment or distribution of our assets of any kind in contravention of any of the subordination terms of the indenture, whether in cash, property or securities, including, without limitation by way of set-off or otherwise, in respect of the notes before all senior indebtedness is paid in full in cash or as otherwise acceptable to holders of the senior indebtedness, then the payment or distribution will be held by the recipient in trust for the benefit of holders of senior indebtedness, and will be immediately paid over or delivered to the holders of senior indebtedness or their representative or representatives to the extent necessary to make payment in full of all senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of senior indebtedness.

No Layering of Indebtedness

We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness of the company and senior in right of payment to the notes. For purposes of the foregoing, for the avoidance of doubt, no indebtedness shall be deemed to be subordinated in right of payment to any other indebtedness solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of structural subordination.

Other than as set forth in the preceding paragraph, the indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee.

Conversion of Notes

General

Holders may surrender notes for conversion at any time prior to the close of business on December 15, 2011 (six months prior to the maturity date), and receive the consideration described below under “—Payment Upon Conversion,” only if any of the following conditions is satisfied:

•       during any calendar quarter commencing after the date of original issuance of the notes, if the closing sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs is more than 120% of the conversion price of the notes in effect on that last trading day;

•       during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 97% of the closing sale price of our common stock on such date multiplied by the then current conversion rate; or

•       if we make certain significant distributions to holders of our common stock, we enter into specified corporate transactions or our common stock is not approved for listing on NASDAQ and is not listed for trading on another U.S. national securities exchange.

We describe each of these conditions in greater detail below.

Notes that are validly surrendered for conversion will be deemed to have been converted immediately prior to the close of business on the conversion date and the converting holder will be treated as a shareholder of record of NovaMed as of that time.

However, after December 15, 2011, holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding the maturity date regardless of whether any of the foregoing conditions is satisfied.

Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest, except that we will pay, on the maturity date, accrued and unpaid interest on any notes surrendered on or prior to the 55th scheduled trading day prior to the stated maturity date to the converting holder notwithstanding such conversion. Our delivery to the holder of cash and shares, if any, of our common stock into which the note is convertible will be deemed to satisfy our obligation with respect to such note. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a purchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) with respect to any notes surrendered for conversion following the record date for the payment of interest immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Conversion Upon Satisfaction of Market Price Condition

Holders may surrender notes for conversion during any calendar quarter commencing after the date of original issuance of the notes if the closing sale price (as defined below) of our common stock, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter preceding the quarter in which the conversion occurs, is more than 120% of the conversion price of the notes in effect on that last trading day.

The “closing sale price” of our common stock on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national securities exchange, as reported by the National Quotation Bureau Incorporated.

A “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) NASDAQ or, if our common stock is not listed on NASDAQ, the principal other U.S. national securities exchange on which our common stock is then listed is open for trading or, if our common stock is not so listed, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by NASDAQ or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes

If the trading price (as defined below) for the notes on each trading day during any five consecutive trading-day period was less than 97% of the closing sale price of our common stock on such date multiplied by the then current conversion rate, as determined following a request in accordance with the procedures described below, a holder may surrender notes for conversion at any time during the following 10 trading days.

Upon request, the conversion agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. The conversion agent shall have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we shall have no obligation to make such request unless the trustee, acting at the request of one or more holders holding in the aggregate at least $2,000,000 in principal amount of the notes, provides us with reasonable evidence that the trading price of the notes on any trading day would be less than 97% of the product of the then current conversion rate times the closing sale price of our common stock on that date. At such time, we shall instruct the conversion agent to determine the trading price of the notes beginning on such trading day and on each successive four trading days.

“trading price” means, on any date of determination, the average of the secondary bid quotations per note obtained by the conversion agent for $1,000,000 principal amount of the notes at approximately

3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination the conversion agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the notes from an independent nationally recognized securities dealer, then the trading price of the notes on such date of determination will be deemed to be less than 97% of the conversion value.

Conversion Upon Specified Corporate Transactions

If we elect to distribute to all or substantially all holders of our common stock:

•       specified rights or warrants entitling them to subscribe for or purchase our common stock at less than the current market price (as defined in the indenture) on the record date for such issuance or

•       cash, debt securities (or other evidence of indebtedness) or other assets (excluding dividends or distributions described in clauses (1) or (3) of the description below under “—Conversion Price Adjustments”), which distribution, together with all other such distributions within the preceding twelve months, has a per share value exceeding 10% of the current market price of our common stock as of the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

In addition, in the event of a fundamental change (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”), a holder may surrender notes for conversion at any time from or after the date which is 40 days prior to the anticipated effective time of the fundamental change until the close of business on the second trading day immediately preceding the fundamental change purchase date (as defined under “—Purchase of Notes at Your Option Upon a Fundamental Change”). The holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under “—Purchase of Notes at Your Option Upon a Fundamental Change.”  To the extent practicable, we will give notice to holders of the anticipated effective date for a fundamental change not more than 70 days nor less than 40 days prior to the anticipated effective date.

Holders will also have the right to surrender notes for conversion if we are a party to a combination, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets that does not also constitute a fundamental change (a “transforming transaction”), in each case pursuant to which our common stock would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from or after the date which is 15 days prior to the date that is the actual effective date of such transaction and ending on the 15th day following the effective date of such transaction. We will notify holders at least 20 days prior to the anticipated effective date of such transaction. If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described in the preceding paragraph and will have the right to require us to purchase their notes as set forth below under “—Purchase of Notes at Your Option Upon a Fundamental Change.”

Conversion after December 15, 2011

After December 15, 2011 (six months prior to the maturity date) and on or prior to the close of business on the business day immediately prior to the stated maturity date, holders may surrender their notes for conversion regardless of whether any of the conditions described in “—Conversion Upon Satisfaction of Market Price Condition,” “—Conversion Upon Trading Price of Notes Falling Below Conversion Value of the Notes,” or “—Conversion Upon Specified Corporate Transactions” has been satisfied.

Payment Upon Conversion

Each $1,000 principal amount of notes surrendered on or prior to the fifty-fifth scheduled trading day prior to the stated maturity date will be converted into cash and shares of our common stock, if any, based on an amount, which we refer to as the “daily conversion value,” calculated for each of the 50 trading days beginning on the third trading day immediately following the conversion date, which we refer to as the “conversion period.” The daily conversion value for each trading day during the conversion period for each $1,000 aggregate principal amount of notes is equal to one-fiftieth of the product of the then applicable conversion rate multiplied by the volume weighted average price (as defined below) of our common stock on that day.

For each $1,000 aggregate principal amount of notes surrendered for conversion prior to the close of business on the fifty-fifth scheduled trading day prior to the stated maturity date, we will deliver for each trading day during the conversion period:

(1)   if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes exceeds $20.00, (a) a cash payment of $20.00 and (b) the remaining daily conversion value, which we refer to as the “daily net share settlement value,” in shares of our common stock (subject to our right to deliver cash in lieu of all or a portion of those shares as described below); or

(2)   if the daily conversion value for such trading day for each $1,000 aggregate principal amount of notes is less than or equal to $20.00, a cash payment equal to the daily conversion value.

We refer to the total of the daily net share settlement values for the 50 trading days within the conversion period as the “residual amount.”

The number of shares of common stock to be delivered under clause 1(b) above will be determined by dividing the daily net share settlement value by the volume weighted average price of our common stock for that trading day.

We may elect to deliver cash (rather than shares of common stock) in respect of some or all of the residual amount for any notes that are converted by notice to the holders of the notes. This election, however, will only apply to conversions with a conversion period beginning after we have announced that we have elected cash settlement and specified the percentage (the “cash percentage”) of the residual amount that we will settle in cash. We must settle 100% of the residual amount for any other notes converted with shares of our common stock. We will make any announcement of an election to deliver cash by providing notice to the holders of the notes and the trustee, issuing a press release containing the relevant information and making this information available on our website.

If we do not elect cash settlement of some or all of the residual amount, we will determine the number of shares of common stock to be delivered in respect of the daily net share settlement value for each trading day within the conversion period for any notes that are converted by dividing the daily net share settlement value by the volume weighted average price of our common stock for that trading day.

Alternatively, if we do elect cash settlement of some or all of the residual amount, we will deliver in respect of each trading day in the applicable conversion period:

•                    cash in an amount equal to the product of: (1) the cash percentage and (2) the daily net share settlement value; and

•                    a number of shares of our common stock equal to the product of (1) 100% minus the cash percentage times (2) the daily net share settlement value for the trading day divided by the daily “volume weighted average price” (as defined below) of our common stock on such trading day.

If a holder surrenders for conversion a note at any time after the fifty-fifth scheduled trading day prior to the maturity date and on or prior to the close of business on the business day immediately prior to the maturity date:

•                    the holder will be deemed to have surrendered such note as of the business day immediately prior to the maturity date;

•                    the conversion period for such note will commence on the 51st scheduled trading day immediately prior to the maturity date;

•                    in lieu of receiving cash as provided for above, the holder shall receive, for each $1,000 principal amount note surrendered, $1,000 on the maturity date; and

•                    we will deliver shares (or cash, if we have so elected) representing the residual amount calculated as described above on the third business day following the last day of the conversion period.

The conversion rate with respect to a note is initially approximately 156.9612 shares of our common stock. The conversion rate of a note is equal to $1,000 divided by the then applicable conversion price at the time of determination. The conversion price is subject to adjustment as described under “—Conversion Price Adjustments.” Accordingly, an adjustment to the conversion price will result in a corresponding (but inverse) adjustment to the conversion rate. The initial conversion price for each $1,000 aggregate principal amount of notes is $6.371 per share of our common stock.

No fractional shares will be issued upon conversion; in lieu thereof, a holder that would otherwise be entitled to fractional shares of our common stock will receive a number of shares of our common stock equal to the aggregate of the fractional shares otherwise deliverable for each trading day during the conversion period (rounding down to the nearest whole number) and cash equal to the remainder multiplied by the volume weighted average price of our common stock on the last trading day of the conversion period.

For purposes of this section, “—Payment Upon Conversion,” “volume weighted average price” per share of our common stock (or any security into which our common stock has been converted in connection with a fundamental change or transforming transaction) on any trading day means the volume weighted average price on the principal exchange or over-the-counter market on which our common stock (or other security) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed under the heading “Bloomberg VWAP” on Bloomberg Page NOVA Q Equity AQR (or the Bloomberg Page for any security into which our common stock has been converted in connection with a fundamental change), or if such volume weighted average price is not available, our board of directors’ reasonable, good faith estimate of the volume weighted average price of the shares of our common stock, or other security, on such trading day.

We will deliver the cash and any shares of our common stock (including cash in lieu of fractional shares) deliverable upon conversion of the notes three business days after the last trading day in the applicable conversion period, through the conversion agent. If a holder surrenders a note for conversion in connection with a qualifying fundamental change (as described under “—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change”), however, we will deliver the portion of the conversion consideration that is payable on account of the increase in the conversion rate on the third business day after the later of:

•                     the date the holder surrenders the note for conversion;

•                     the last trading day in the applicable conversion period; and

•                     the effective date of the qualifying fundamental change.

As a result, holders converting in connection with a qualifying fundamental change may receive conversion consideration in two payments rather than one.

Generally, the conversion date will be the date on which the notes and all of the items required for conversion shall have been delivered as described under “—Conversion Procedures” below and the requirements for conversion have been met, if all requirements for conversion shall have been satisfied by 11:00 a.m. New York City time on such day, and in all other cases, the conversion date shall be the next succeeding business day. However, as described above, if a holder surrenders for conversion a note at any time after the fifty-fifth scheduled trading day prior to its stated maturity, the conversion date will be deemed to be the business day immediately preceding the note’s stated maturity date.

Payment Upon Conversion Upon a Fundamental Change.   If a holder converts any of its notes at any time beginning 40 days before the scheduled effective date of a fundamental change and ending at the closing of business on the second trading day immediately preceding the related fundamental change purchase date, the holder will receive:

•                    if the notes are surrendered for conversion at any time on or after the date of payment of consideration in connection with a change in control, cash and, with respect to the daily net share settlement value (if any), the kind of securities and other assets or property received by holders of our common stock in the change in control; or

•                    in all other events, cash or a combination of cash and common stock, as described above under ‘‘—Payment Upon Conversion”;

in each case, taking into account any additional shares by which the conversion rate is increased as a result of any qualifying change in control.

Conversion Price Adjustments

The conversion price will be adjusted:

(1)   upon the issuance of shares of our common stock as a dividend or distribution on shares of our common stock;

(2)   upon the subdivision or combination of our outstanding common stock;

(3)   upon the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase shares of our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the current market price per share on the trading day immediately preceding the “ex” date (as defined below) for the issuance, provided that the conversion price will be readjusted to the extent that the rights or warrants are not exercised prior to this expiration or are not distributed;

(4)   upon the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

•                     dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•                     dividends or distributions exclusively in cash referred to in clause (5) below; and

•                     distribution of rights to all or substantially all holders of common stock pursuant to an adoption of a shareholder rights plan;

(5) upon the occurrence of any cash dividends or other cash distributions to all or substantially all holders of our common stock (other than (x) payments described in clause (6) below or (y) any dividend or distribution in connection with our liquidation, dissolution or winding up), in which event the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect on the trading day immediately preceding the “ex” date with respect to the cash distribution or dividend by a fraction,

(a) the numerator of which will be the closing sale price of a share of our common stock as of the trading day immediately preceding the “ex” date with respect to the dividend or distribution less the amount of the dividend or distribution, and

(b) the denominator of which will be the closing sale price of a share of our common stock as of the trading day immediately preceding the “ex” date with respect to the dividend or distribution;

(6) upon the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries at a price per share in excess of the current market price for one share of our common stock on the last date tenders may be made pursuant to the tender offer, which we refer to as the “expiration date,” in which case, immediately prior to the opening of business on the day after the expiration date, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the expiration date by a fraction,

(a) the numerator of which will be the product of the number of shares of our common stock outstanding (including tendered shares but excluding any shares held by us in treasury) immediately before the last time tenders may be made pursuant to the tender offer, which we refer to as the “expiration time,” multiplied by the current market price per share of our common stock on the trading day next succeeding the expiration date; and

(b) the denominator of which will be the sum of (x) the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the expiration date, which we refer to as the “purchased shares,” and (y) the product of the number of shares of our common stock outstanding (less any purchased shares and excluding any shares held by us in treasury) immediately after the expiration time and the current market price per share of our common stock on the trading day next succeeding the expiration date; and

(7) upon a payment in respect of a purchase of our common stock by us (or one of our subsidiaries), the consideration for which exceeds the then-prevailing market price of our common stock (such amount, the “purchase premium”), which purchase, together with any other purchases of our common stock by us (or one of our subsidiaries) involving a purchase premium concluded within the preceding 12 months not triggering a conversion price adjustment, results in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion price shall be reduced so that it equals the price determined by multiplying the conversion price in effect immediately prior to the close of business on the trading day of the purchase triggering the adjustment by a fraction,

(a) the numerator of which will be (x) the subsequent market price of our common stock, minus (y) the quotient of (i) the aggregate amount of all of the purchase premiums paid in connection with such purchases and (ii) the number of shares of common stock outstanding on the day following the date of the purchase triggering the adjustment, as determined by our board of directors; and

(b) the denominator of which will be the subsequent market price of our common stock;

provided that the purchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act (or any successor provision) will not be included in any adjustment to the conversion rate made under this clause (7).

For purposes of this clause (7):

•                    the “market capitalization” will be calculated by multiplying the subsequent market price of our common stock by the number of shares of common stock then outstanding on the date of the purchase triggering the adjustment immediately prior to such purchase;

•                    the “subsequent market price” will be the opening sale price on the trading day following the date of the purchase triggering the adjustment; and

•                    in determining the purchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant purchase date.

If a payment would cause an adjustment to the conversion rate under both clause (6) and clause (7), the provisions of clause (7) shall control.

“current market price” means, with respect to any date of determination, the closing sale price of our common stock on the date of determination. For purposes hereof, the term “ex” date, when used with respect to any dividend or distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the sale price was obtained without the right to receive such dividend or distribution.

“dividend adjustment amount” means the full amount of the dividend or distribution to the extent payable in cash applicable to one share of our common stock.

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, whether or not the rights have separated from the common stock at the time of conversion, subject to certain limited exceptions.

The applicable conversion rate will not be adjusted:

•                    upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•                    upon the issuance of any share of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•                    upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•                    for a change in the par value of the common stock; or

•                    for accrued and unpaid interest and additional interest, if any, on notes that are converted.

In the event of:

•                    any reclassification of our common stock;

•                    a consolidation, merger or combination involving NovaMed; or

•                    a sale or conveyance to another person of the property and assets of NovaMed as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes, subject to the conditions described above, into cash and, with respect to the residual amount, the same type of consideration received by common stock holders immediately following one of these types of events (the “reference property”). Throughout this section (“—Conversion of Notes”), if the common stock has been replaced by reference property in connection with a fundamental change or transforming transaction, references to the common stock are intended to refer to such reference property.

In the event that holders of our common stock have the opportunity to elect the form of consideration to be received in any transaction described in the preceding paragraph, we will make adequate provision so that the holders of the notes, treated as a single class, have the timely opportunity to determine the composition of the consideration that will replace any common stock that would otherwise be deliverable upon conversion of the notes. This replacement consideration will be based on the blended, weighted average of elections made by holders of the notes and will be subject to any limitations applicable to all holders of our common stock (such as pro rata reductions made to any portion of the consideration payable). The determination of the replacement consideration will apply to all of the notes and we will notify the trustee of the composition of the replacement consideration promptly after it is determined.

We are permitted (subject to the rules of any stock exchange on which the common stock is then listed) to reduce the conversion price of the notes by any amount for a period of at least 20 business days if our Board of Directors determines that such reduction would be in our best interest. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Material U.S. Federal Income Tax Considerations” below for a relevant discussion.

Notwithstanding anything in this section “—Conversion Price Adjustments” to the contrary, we will not be required to adjust the conversion price unless the adjustment would result in a change of at least 1% of the conversion price. However, we will carry forward any adjustments that are less than 1% of the conversion price and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the notes in connection with a fundamental change and five business days prior to the stated maturity of the notes. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase our common stock or any such security.

Conversion Procedures

Holders may convert their notes only in denominations of $1,000 principal amount and integral multiples thereof. Delivery of our common stock and cash upon conversion in accordance with the terms of the notes will be deemed to satisfy our obligation to pay the principal amount of the notes.

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied, in either case, by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. A holder delivering a note for conversion will be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock upon conversion in a name other than that of the holder.

We will not issue fractional shares of common stock upon conversion of notes.

If the notes are subject to purchase by us at your option following a fundamental change, your right to convert the notes so subject to purchase will terminate at the close of business on the second trading day prior to the fundamental change purchase date or such earlier date as the notes are presented for purchase, unless we default in the payment of the purchase price, in which case your conversion right will terminate at the close of business on the date the default is cured and the notes are purchased. If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option Upon a Fundamental Change.” If your notes are submitted for purchase following a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the business day before such purchase date.

Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change

If a qualifying fundamental change occurs prior to maturity, upon the conversion of the notes as described above under “—Conversion of Notes—Conversion Upon Specified Corporate Transactions,” the conversion rate will be increased by an additional number of shares of common stock (these shares being referred to as the “additional shares”) as described below. We will notify holders of the anticipated effective date of such qualifying fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such qualifying fundamental change.

A “qualifying fundamental change” is (i) any “change in control” included in the first or second bullet of the definition of that term below under “—Purchase of Notes at Your Option Upon a Fundamental Change” and (ii) any “termination of trading” as defined below under “—Purchase of Notes at Your Option Upon a Fundamental Change.” A merger, consolidation, conveyance, sale, transfer or lease otherwise constituting a change in control will not constitute a qualifying fundamental change if at least 90% of the consideration paid for our common stock in that transaction, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on NASDAQ or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

The number of additional shares by which the conversion rate will be increased for conversions in connection with a qualifying fundamental change will be determined by reference to the table below, based on the date on which the qualifying fundamental change occurs or becomes effective, which we refer to as the effective date, and (1) the price paid per share of our common stock in the change in control, in the case of a qualifying fundamental change described in the second bullet of the definition of change in control, or (2) the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of such other qualifying fundamental change, which we refer to as the stock price, in the case of any other qualifying fundamental change. If holders of our common stock receive only cash in the case of a qualifying fundamental change described in the second bullet under the definition of change in control, the stock price shall be the cash amount paid per share.

The stock prices set forth in the first row of the table below (i.e., column headers) will be adjusted as of any date on which the conversion price of the notes is adjusted as described under “—Conversion of Notes—Conversion Price Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion price as so adjusted and the denominator of which is the conversion price immediately prior to the adjustment giving rise to the stock price adjustment. The number of additional shares will be adjusted by the inverse of the adjustment factor applied to the conversion price as set forth under—Conversion of Notes—Conversion Price Adjustments” above.

The following table sets forth the increase in the conversion rate, expressed as a number of additional shares to be received per $1,000 principal amount of notes.

	Stock Price
Effective Date	$5.54	$6	$7	$8	$9	$10	$11	$12	$13	$14	$15	$20	$25	$30	$35
June 27, 2007	23.54	23.54	19.07	13.89	10.38	7.92	6.16	4.85	3.87	3.12	2.54	0.97	0.37	0.12	0.00
June 15, 2008	23.54	23.54	18.70	13.26	9.66	7.20	5.47	4.22	3.30	2.61	2.08	0.73	0.26	0.06	0.00
June 15, 2009	23.54	23.54	17.68	12.03	8.42	6.03	4.41	3.29	2.49	1.91	1.48	0.46	0.13	0.01	0.00
June 15, 2010	23.54	23.54	15.61	9.86	6.41	4.27	2.92	2.04	1.46	1.07	0.79	0.21	0.04	0.00	0.00
June 15, 2011	23.54	21.92	11.39	5.96	3.16	1.72	0.98	0.58	0.37	0.24	0.17	0.04	0.00	0.00	0.00
June 15, 2012	23.54	9.71	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a common share closing sale price of $5.54 on June 21, 2007, and an initial conversion price of $6.371.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate by more than 23.54 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion price as described under “—Conversion of Notes—Conversion Price Adjustments” above, by the inverse of the adjustment factor applied to the conversion price under that section.

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•       between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•       in excess of $35.00 per share (subject to adjustment), no increase in the conversion rate will be made; and

•       less than $5.54 per share (subject to adjustment), no increase in the conversion rate will be made.

Because we cannot calculate and deliver the additional conversion consideration due solely as a result of an increase in the conversion rate resulting from a given qualifying fundamental change until after the effective date of that qualifying fundamental change has occurred, we will not deliver such additional conversion consideration until after the effective date of the qualifying fundamental change it relates to even if the settlement date in respect of other conversion consideration occurs earlier. As a result, you may receive conversion consideration in two payments rather than one.

If you surrender a note for conversion in connection with a qualifying fundamental change we have announced, but the qualifying fundamental change is not consummated, then you will not be entitled to the increased conversion rate referred to above in connection with the conversion.

Purchase of Notes at Your Option Upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any part of your notes on the day that is 30 business days after the occurrence of such fundamental change, referred to as the “fundamental change purchase date,” at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, payable in cash. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change. This notice shall state certain specified information, including:

•       information about, and the terms and conditions of, the fundamental change, including the amount of additional shares that are deliverable, if any;

•       information about the holders’ right to convert the notes;

•       information about the holders’ right to require us to purchase the notes;

•       the fundamental change purchase date;

•       the procedures required for exercise of the purchase option upon the fundamental change; and

•       the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the fundamental change notice and the close of business on the second trading day prior to the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent prior to the close of business on the second trading day prior to the fundamental change purchase date.

“fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs:

•       any “person” or “group” is or becomes the “beneficial owner,” directly or indirectly, of shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock or has the power, directly or indirectly, to elect a majority of the members of our board of directors;

•       we consolidate with, or merge with or into, another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person;

•       a majority of the members of our board of directors are not continuing directors; or

•       the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of NovaMed (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, holders of the notes will not have the right to require us to purchase any notes as a result of any transaction described in the second clause above, and we will not be required to deliver the fundamental change notice incidental thereto, if at least 90% of the consideration paid for our common stock, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, in a merger, consolidation, conveyance, sale, transfer or lease otherwise constituting a change in control consists of shares of common stock traded on NASDAQ or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the notes become convertible into such shares of such common stock.

For purposes of this change in control definition:

•       “person” or “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•       a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of our voting stock will be deemed to include, in addition to all outstanding shares of our voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•       “continuing directors” means, as of any date of determination, any member of our board of directors who

•        was a member of such board of directors on the date of the original issuance of the notes, or

•        was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election;

•       “beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•       “unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•       “voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

The term “all or substantially all” as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

A “termination of trading” means that our common stock or other securities into which the notes are convertible are not approved for listing on NASDAQ and are not listed for trading on another U.S. national securities exchange.

In connection with any purchase of notes in the event of a fundamental change, we will in accordance with the indenture:

•       comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act;

•       file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•       otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change.

No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change.

This fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior or secured indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior or secured indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. We may in the future incur debt that may contain provisions prohibiting purchase of the notes under some circumstances or expressly prohibit our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)   we fail to pay principal on any note when due;

(2)   we fail to pay the cash and shares of common stock (if any) owing upon conversion of any note (including any additional shares) within the time period required by the indenture;

(3)   we fail to pay any interest amounts on any note when due, whether or not prohibited by the provisions of the indenture described under “—Subordination” above, if such failure continues for 30 days;

(4)   we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

(5)   we fail to pay the purchase price of any note when due;

(6)   we fail to provide timely notice of a fundamental change;

(7)   any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $5 million is not paid when due or is accelerated and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness;

(8)   we fail or any of our significant subsidiaries fails to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $5 million, if the judgments are not paid, discharged or stayed within 60 days; and

(9)   certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs with respect to us, the principal amount of the notes will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Notwithstanding the foregoing, the sole remedy under the indenture for an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as set forth in the indenture, and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will, for 180 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes, commencing on the 60th day following the occurrence of such an event of default, at an annual rate equal to 0.50% of the aggregate principal amount of the notes to, and including, the 180th day thereafter (or, if applicable, the earlier date on which the event of default relating to the reporting obligations is cured or waived). Any such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. If the event of default is continuing on the 180th day after an event of default relating to a failure to comply with the reporting obligations described above first occurs, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default. References to interest on the notes in this prospectus supplement are, except as otherwise required by the context, intended to refer to any additional interest as well as to regular interest.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•       the holder has previously given the trustee written notice of a continuing event of default;

•       the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•       the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest amounts on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•       we fail to pay principal or any interest amounts on any note when due;

•       we fail to pay the cash and shares of common stock (if any) owing upon conversion of any note (including any additional shares) within the time period required by the indenture; or

•       we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not NovaMed, to the officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•       change the stated maturity of the principal of, or any interest amounts on, the notes;

•       reduce the principal amount of or interest amounts on the notes;

•       reduce the amount of principal payable upon acceleration of the maturity of the notes;

•       change the currency of payment of principal of or interest amounts on, the notes;

•       impair the right to institute suit for the enforcement of any payment on, or with respect to, the notes;

•       modify the provisions with respect to the purchase rights of the holders as described above under ‘‘—Purchase of Notes at Your Option Upon a Fundamental Change” in a manner adverse to holders of notes;

•       adversely affect the right of holders to convert notes;

•       reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

•       modify any of the subordination provisions of the indenture in a manner adverse to the holders of notes;

•       reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

•       modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected holder of notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder; provided that any amendment or supplement to cure any ambiguity or correct any defective or inconsistent provision contained in the indenture or notes that is made solely to conform the provisions of the indenture and notes to the description of the indenture and the notes contained in this prospectus will be deemed not to adversely affect the rights of any note holder.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any person in a transaction in which we are not the surviving person or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•       the successor person, if any, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and assumes our obligations on the notes and under the indenture;

•       immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•       other conditions specified in the indenture are met.

Satisfaction and Discharge

We may discharge certain of our obligations under the indenture while notes remain outstanding if all outstanding notes have or will become due and payable at their scheduled maturity within one year and we have deposited with the trustee an amount sufficient to pay and discharge all such outstanding notes on the date of their scheduled maturity; provided, however, that the foregoing will not discharge our obligation to effect conversion, registration of transfer or exchange of notes in accordance with the terms of the indenture.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•       vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•       appoint additional paying agents or conversion agents; or

•       approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any notes held by us or one of our subsidiaries shall be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We will be responsible for making many of the calculations called for under the notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock in the absence of reported or quoted prices and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

LaSalle Bank National Association has agreed to serve as the trustee under the indenture.

The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•       a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•       a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriter, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriter. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and any interest amounts on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest amounts on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our common stock into which the notes may be converted, as of the date hereof. This summary deals only with notes and shares of our common stock held as capital assets and holders who acquired notes upon their original issuance at the issue price, which is the first price at which a substantial amount of the notes is sold for money to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). Additionally, this summary does not deal with all aspects of federal income taxation that may affect holders, particularly in light of their individual circumstances, nor with holders that may be subject to special treatment under the federal income tax laws. For example, this summary does not address:

•       tax consequences to holders who are dealers in securities or currencies, financial institutions, regulated investment companies, real  estate investment trusts, expatriates, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities or insurance companies;

•       tax consequences to persons holding notes or shares of common stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell notes or shares of common stock under the constructive sale provisions of the Internal Revenue Code of 1986, as amended (the “Code”);

•       tax consequences to U.S. holders of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

•       tax consequences to partnerships or other pass-through entities and investors in such entities; or

•       alternative minimum tax consequences, if any.

This summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences) or any state, local or foreign tax consequences.

If a partnership holds our notes or shares of common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our notes or shares of our common stock should consult its tax advisor.

The discussion below is based upon the provisions of the Code, and regulations, judicial decisions and administrative rules, practices and interpretations of laws as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. We have not sought and will not seek a ruling from the IRS with respect to any federal income tax consequences.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. holder of notes or shares of our common stock. “U.S. holder” means a beneficial owner of a note or common stock for U.S. federal income tax purposes that is:

•       an individual citizen or resident of the United States;

•       a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•       a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•       an entity which is disregarded as separate from its owner if all of its interests are owned by a single person described in the foregoing four bullet points above.

Stated Interest

We expect that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, we expect that a U.S. holder will generally be taxable on stated interest on the notes as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “ stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this taxable income.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our stockholders (including certain self-tender transactions), and certain transactions that constitute a fundamental change. See “Description of the Notes—Conversion Price Adjustments” and “Description of the Notes—Adjustment to Shares Delivered Upon Conversion Upon a Qualifying Fundamental Change.” Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed dividend. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our stockholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock dividend to such holders. In addition, if an event occurs that dilutes the interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to those stockholders.

Although there is no judicial authority directly on point, the Internal Revenue Service appears to be of the view that a constructive dividend with respect to the notes would not be eligible for a dividends-received deduction or the preferential tax rates applicable to dividends (as discussed below). Any taxable constructive stock dividends resulting from a change to, or a failure to change, the conversion rate would in other respects be treated in the same manner as dividends paid in cash or other property. These dividends would result in dividend income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain as more fully described below. Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange, Redemption or Other Disposition of Notes

A U.S. holder will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (less any accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and the holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. A noncorporate U.S. holder who has held the note for more than one year generally will be subject to reduced rates of taxation on such gain. The ability to deduct capital losses may be limited.

Conversion of Notes into Common Stock and Cash

The U.S. federal income tax treatment of a U.S. holder’s conversion of the notes into our common stock and cash is uncertain. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. It is possible that the conversion may be treated as a partially taxable exchange or as a recapitalization, as briefly discussed below.

Possible treatment as part conversion and part redemption.   The conversion of a note into our common stock and cash may be treated for U.S. federal income tax purposes as in part a conversion into stock and in part a payment in redemption of a portion of the notes. In that event, a U.S. holder would not recognize any income, gain or loss with respect to the portion of the notes considered to be converted into stock, except with respect to any cash received in lieu of a fractional share of stock or any common stock attributable to accrued interest (which will be treated in the manner described below). A U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted. A U.S. holder’s holding period for such common stock generally would include the period during which the U.S. holder held the note.

With respect to the part of the conversion that would be treated under this characterization as a payment in redemption of the remaining portion of the note, a U.S. holder generally would recognize gain or loss equal to the difference between the amount of cash received (other than amounts attributable to accrued interest) and the U.S. holder’s tax basis allocable to such portion of the note. Gain or loss recognized will be long-term capital gain or loss if the U.S. holder has held the note for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Although the law on this point is not entirely clear, a holder may allocate its tax basis in a note among the portion of the note that is deemed to have been converted and the portion of the note that is deemed to have been redeemed based on the relative fair market value of common stock and the amount of cash received upon conversion. In light of the uncertainty in the law, holders are urged to consult their own tax advisors regarding such basis allocation.

Possible treatment as a recapitalization.   The conversion of a note into common stock and cash may instead be treated in its entirety as a recapitalization for U.S. federal income tax purposes, in which case a U.S. holder would be required to recognize gain on the conversion but would not be allowed to recognize any loss. Accordingly, such tax treatment may be less favorable to a U.S. holder than if the conversion were treated as part conversion and part redemption, as described above. If the conversion constitutes a recapitalization, a U.S. holder generally would recognize gain (but not loss) in an amount equal to the lesser of (i) the excess (if any) of

(A)             the amount of cash (not including cash received in lieu of fractional shares) and the fair market value of common stock received (treating fractional shares as received for this purpose) in the exchange (other than any cash or common stock attributable to accrued interest) over

(B)              the U.S. holder’s tax basis in the notes, and (ii) the amount of cash received upon conversion (other than cash received in lieu of fractional shares or cash attributable to accrued interest, which will be treated in the manner described below). The U.S. holder would have an aggregate tax basis in the common stock received in the conversion equal to the aggregate tax basis of the notes converted, decreased by the aggregate amount of cash (other than cash in lieu of fractional shares and cash attributable to accrued interest) received upon conversion and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of fractional shares). The holding period for such common stock received by the U.S. holder would include the period during which the U.S. holder held the notes. Gain recognized will be long-term capital gain if the U.S. holder has held the notes for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gains are generally eligible for a reduced rate of taxation.

Treatment of cash in lieu of a fractional shares.   If a U.S. holder receives cash in lieu of a fractional share of common stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the portion of the U.S. holder’s tax basis in the notes that is allocated to the fractional share.

Treatment of amounts attributable to accrued interest.   Any cash and the value of any common stock received that is attributable to accrued interest on the notes not yet included in income would be taxed as ordinary interest income. The basis in any shares of common stock attributable to accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.

U.S. holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from the exchange of notes into a combination of cash and common stock.

Dividends on the Common Stock

If a U.S. holder converts a note into shares of our common stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital reducing the U.S. holder’s tax basis in the U.S. holder’s common stock to the extent of the U.S. holder’s tax basis in that stock. Any remaining excess will be treated as capital gain. Dividends received by individual holders generally will be subject to a reduced maximum tax rate of 15% through December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121-day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex dividend with respect to such dividend. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the US. Holder owns less than 20% of the voting power and value of our stock.

U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends.

Sale, Exchange, Redemption or Other Disposition of Common Stock

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our common stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the holders of the notes and our common stock and the IRS amounts paid on or with respect to the notes and the common stock during each calendar year and the amount of tax, if any, withheld from such payments. A U.S. holder will be subject to backup withholding on interest payments made on the notes and dividends paid on the common stock and proceeds from the sale of the common stock or the notes (including a redemption or retirement) at the applicable rate (which is currently 28%) if the U.S. holder (a) fails to provide us or our paying agent with a correct taxpayer identification number or certification of exempt status (such as a certification of corporate status), (b) has been notified by the IRS that it is subject to backup withholding as a result of the failure to properly report payments of interest or dividends, or (c) in certain circumstances, has failed to certify under penalty of perjury that it is not subject to backup withholding. A U.S. holder may be eligible for an exemption from backup withholding by providing a properly completed IRS Form W-9 to us or our paying agent. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is properly furnished to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock. The term “non-U.S. holder” means a beneficial owner of a note or shares of common stock that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” or “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Stated Interest

Subject to the discussion of backup withholding below, a non-U.S. holder will not be subject to U.S. federal withholding tax or income tax in respect of interest income on the notes provided that:

•       interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•       the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•       the non-U.S. holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•       the non-U.S. holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•       the non-U.S. holder provides its name and address, and certifies, under penalties of perjury, that it is not a U.S. person (which certification may be made on an IRS W-8BEN (or successor form)) or (b) the non-U.S. holder holds the notes through certain foreign intermediaries or certain foreign partnerships, and satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States.

If a non-U.S. holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of that trade or business, and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment, the non-U.S. holder (although exempt from the 30% withholding tax, provided the non-U.S. holder complies with certain certification and disclosure requirements discussed in the fifth bullet point above) will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. holder. In addition, a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Dividends on the Common Stock

Any dividends paid with respect to the shares of common stock that are received upon the conversion of the notes (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, see “Consequences to U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate or such lower rate as specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as specified by an applicable income tax treaty.

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock

Any gain realized by a non-U.S. holder upon the sale, exchange, redemption or other taxable disposition of a note or shares of common stock (including a conversion of the note into shares of common stock that is treated as a taxable event, see “Consequences to U.S. Holders—Conversion of Notes into Common Stock and Cash”) will not be subject to U.S. federal income tax unless:

•       that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•       the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•       we are or have been a “U.S. real property holding corporation” during the applicable statutory period. We are not, and do not anticipate that we will become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale in the same manner as a U.S. holder. If a non-U.S. holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any such gain will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. To claim the benefit of a treaty, a non-U.S. holder must properly submit an IRS Form W-8BEN (or suitable successor or substitute form). A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to non-U.S. holders the amount of interest and dividends paid to the holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which the holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder if the non-U.S. holder has provided the statement described above in the fifth bullet point under “—Consequences to Non-U.S. Holders—Stated Interest.” A non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the proceeds of the sale or other disposition (including a redemption or retirement) of a note or shares of our common stock within the United States or conducted through certain U.S.-related payors, unless the payor of the proceeds receives the statement described above or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

UNDERWRITING

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, Deutsche Bank Securities Inc. (the “underwriter”) has agreed to purchase, and we have agreed to sell to Deutsche Bank Securities Inc., $75,000,000 (giving effect to its exercise in full of its overallotment option) principal amount of notes.

The underwriting agreement provides that the obligations of the underwriter to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the notes if it purchases any of the notes.

The underwriter proposes to offer notes directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriter is offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel to the underwriter, including the validity of the notes and other conditions contained in the underwriting agreement. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

We granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $7,500,000 additional principal amount of notes at the public offering price less the underwriting discount. The underwriter has exercised this option in full and will purchase the additional $7,500,000 aggregate principal amount of notes on or about June 27, 2007.

We have agreed, and certain of our executive officers and directors will agree, for a period of 90 days from the date of this prospectus, subject to limited exceptions, not to directly or indirectly make any offering, sale, short sale or other disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivative of common stock (or agreement for such) for a period of 90 days after the date of this prospectus supplement without the prior written consent of the underwriter. The 90-day restricted period referenced is subject to extension if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period following the last day of the 90-day restricted period. In either of those cases, the restrictions described in this paragraph will continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event, as the case may be, unless the underwriter waives that extension.

Notwithstanding the foregoing, among other exceptions:

•       we may issue employee stock options, shares of common stock upon exercise of outstanding employee stock options, and restricted shares pursuant to the terms of any equity incentive plan in effect at the date of this prospectus, and

•       we may issue common stock (or other securities convertible into or exchangeable or exercisable for such shares of  common stock) in connection with acquisitions of other entities or assets as long as the recipients of those securities agree to be bound by restrictions on transfer similar to those applicable to us.

Deutsche Bank Securities Inc., in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. None of our stockholders that are not officers or directors of the company have entered into any lock-up agreement in connection with the offering.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering. These amounts are shown giving effect in full to the underwriter’s exercise of its option to purchase additional notes.

Per Note	3.5%
Total	$2,625,000

In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include overallotment and stabilizing transactions. Overallotment involves sales of notes in excess of the principal amount of notes to be purchased by the underwriter in the offering, which creates a short position. “Covered” short sales are sales of notes made in an amount up to the principal amount represented by the underwriter’s overallotment option. In determining the source of notes to close out the covered short position, the underwriter will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which it may purchase notes through the overallotment option. Transactions to close out the covered short involve either purchases of the notes in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriter may also make “naked” short sales of notes in excess of the overallotment option. The underwriter must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of notes in the open market while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriter may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time without notice.

We intend to enter into privately-negotiated convertible note hedge transactions and warrant transactions with an affiliate of the underwriter. In connection with hedging these transactions, the counterparty or its affiliates may enter into various over-the-counter derivative transactions with respect to our common stock at, and possibly after, the pricing of the notes and may purchase our common stock in secondary market transactions following the pricing of the notes. These activities could have the effect of increasing the price of our common stock prior to and possibly following the pricing of the notes. The counterparty and its affiliates are likely to modify their respective hedge positions from time to time prior to conversion or maturity of the notes (including during any conversion period related to any conversion of the notes) by purchasing and selling shares of our common stock, other of our securities or other instruments it may wish to use in connection with such hedging. The magnitude of any of these transactions and activities and their effect, if any, on the market price of our common stock or the notes will depend in part on market conditions and our settlement election under the notes and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock (including during any period used to determine the amount of consideration deliverable upon conversion of the notes) and the value of the notes and, as a result, the conversion value you will receive upon the conversion of the notes and, under certain circumstances, your ability to convert notes.

We estimate that our total expenses for this offering will be approximately $400,000.

The notes are a new issue of securities for which there is currently no active trading market. We cannot ensure that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so and may discontinue any market-making in the notes at any time in its sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fourth business day following the date of the pricing of the notes.

The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business. The underwriter and its affiliates have performed and continue to perform investment banking and advisory services for us from time to time for which they have received customary fees and expenses.

The prospectus in electronic format may be made available on the websites maintained by the underwriter.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Selling Restrictions

Any investor purchasing the notes in the offering is solely responsible for ensuring that any offer or resale of the notes it purchased in the offering occurs in compliance with applicable laws and regulations.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the notes described in this prospectus to the public may not be made in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time:

•       to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

•       to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•       in any other circumstances that do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the notes described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The underwriter has not authorized and does not authorize the making of any offer of the notes through any financial intermediary on its behalf, other than offers made by the underwriter with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriter, is authorized to make any further offer of the notes on behalf of the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

No prospectus (including any amendment, supplement or replacement thereto) nor any offering material relating to the notes described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other materials related to the offering or information contained therein relating to the notes has been or will be released, issued, distributed or caused to be released, issued or distributed to the public in France or used in connection with any offer for subscription or sale of the notes to the public in France. Such offers, sales and distributions will be made in France only

•       to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, as defined in, and in accordance with, Articles L. 411-2, D. 411-1, D. 411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; or

•       to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•       in a transaction that, in accordance with article L.411-2-II-1º-or-2º-or 3º of the French Code monétaire et Financier and Article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code Mon´etaire et Financier.

Notice to Prospective Investors in Italy

The offering of the notes has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Societé e la Borsa, or the CONSOB) pursuant to Italian securities legislation and, accordingly, the underwriter has represented and agreed that the notes may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the notes be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, or Regulation No. 11522, or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998, or the Financial Service Act, and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the notes or distribution of copies of this prospectus or any other document relating to the notes in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended, or the Italian Banking Law, Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

This prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions under the heading “European Economic Area” above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

LEGAL MATTERS

The validity of the notes offered hereby and the common stock issuable upon conversion of the notes will be passed upon for us by Winston & Strawn LLP. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP. Steven V. Napolitano, a partner of Winston & Strawn LLP, is a director of the company.

EXPERTS

The financial statements as of and for the years ended December 31, 2005 and 2006 and the related schedule and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus supplement by reference from the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement of its financial statements as described in Note 2 to the financial statements in the company’s annual report of Form 10-K for the year ended December 31, 2005 not separately presented herein) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on its authority of said firm as experts in accounting and auditing.

The financial statements of Surgery Center of Kalamazoo, LLC for the year ended December 31, 2006 incorporated in this prospectus supplement by reference from the Current Report on Form 8-K/A of NovaMed filed on June 18, 2007, have been audited by Levine, Katz, Nannis + Solomon, P.C., independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$75,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants

By this prospectus, we may offer and sell from time to time up to an aggregate of $75,000,000 of common stock, preferred stock, debt securities or warrants, which we refer to in this prospectus collectively as the “securities.”  We will provide specific terms of the offerings, including the amount and offering prices, in one or more supplements to this prospectus at the time of the offerings. The prospectus supplements may also add, update or change information contained in this prospectus.

We may sell the our securities directly to you or to or through underwriters, dealers or agents we select. If we use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in supplements to this prospectus.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “NOVA.” On June 20, 2007, the last reported sale price of our common stock as quoted on the Nasdaq Global Select Market was $5.91 per share.

You are urged to carefully read this prospectus, the prospectus supplement relating to any specific offering of securities and all of the information incorporated by reference herein and therein. Investing in our securities involves significant risks. These risks are discussed in this prospectus under “Risk Factors” beginning on page 2 and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is June 20, 2007.

We have not authorized any person to give any information or make any representations in connection with this offering other than those contained or incorporated by reference into this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (Registration Statement) that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf process, we may from time to time sell the securities described in this prospectus in one or more offerings up to a maximum aggregate offering price of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. You should read both this prospectus and any prospectus supplement carefully, including the risks of investing in our securities discussed under “Risk Factors,” together with the additional information described under the heading “Where You Can Find More Information.”  Unless otherwise indicated in this prospectus or any prospectus supplement, or the context otherwise requires, all references to “NovaMed,” “the Company,” “the Registrant,” “we,” “us” or “our” mean NovaMed, Inc.

ABOUT NOVAMED

NovaMed, Inc. is a health care services company and an owner and operator of ambulatory surgery centers (ASCs). Our primary focus and strategy is to acquire, develop and operate ASCs in joint ownership with physicians throughout the United States. As of March 31, 2007, we owned and operated 37 ASCs located in 18 states. Historically, most of our ASCs have been single-specialty ophthalmic surgical facilities where ophthalmologists perform surgical procedures, primarily consisting of cataract surgery. Over the past three years, however, we have focused on expanding into other specialties such as orthopedics (including podiatry), urology, gastroenterology, pain management, plastic surgery and gynecology. This expansion into other specialties has been accomplished through both the acquisition of new ASCs and the addition of new specialties to our existing ASCs. As of March 31, 2007, 10 of our 37 ASCs offered surgical services in specialties other than ophthalmology. We continue to explore opportunities to acquire ASCs offering differing types of medical specialties. We also continue to explore ways to efficiently add new specialties to our existing ASCs.

As of March 31, 2007, we had physicians as our equity partners in 35 of our ASCs, and we own a majority interest in 34 of these facilities and a minority interest in one other. We own all of the equity interests in our other two ASCs; however, in the future we may elect to sell a minority interest in these facilities to physicians.

In addition to having surgical equipment in our ASCs, we also provide excimer lasers to ophthalmologists for their use in performing laser vision correction surgery in their offices. We provide these excimer lasers and other services pursuant to laser services agreements.

We also own and operate optical laboratories, an optical products purchasing organization and a marketing products and services business.

In addition to our surgical facilities and optical products businesses, we provide management services to two eye care practices pursuant to long-term service agreements. Under these service agreements, we provide business, information technology, administrative and financial services to these practices in exchange for a management fee. These management services are provided to an optometric practice with an optical retail store located in the Chicago market and an ophthalmology practice with multiple locations in Atlanta, Georgia.

We were originally organized as a Delaware limited liability company in March 1995 under the name NovaMed Eyecare Management, LLC. In connection with a venture capital investment made in November 1996, NovaMed Holdings Inc., an Illinois corporation, was formed to serve as a holding company, with NovaMed Eyecare Management, LLC as our principal operating subsidiary. In May 1999, NovaMed Holdings Inc. reincorporated as a Delaware corporation and changed its name to NovaMed Eyecare, Inc. In August 1999, we consummated our initial public offering of our common stock. In March 2004, we changed our name to NovaMed, Inc. We also changed the name of our principal operating subsidiary to NovaMed Management Services, LLC.

Our principal executive offices are located at 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611 and our telephone number is (312) 664-4100. Our website is located at www.novamed.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks and uncertainties before purchasing our securities. Our business, financial condition and operating results could be materially adversely affected by these risks and uncertainties. In that case, the trading price of our securities could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties may also impair our business operations.

RISKS RELATING TO OUR BUSINESS

Reduced prices and reimbursement rates for surgical procedures as a result of competition or Medicare and other governmental and private third party payor cost containment efforts could reduce our revenue, profitability and cash flow.

Government sponsored health care programs accounted for approximately 38% of our consolidated net revenue for the year ended December 31, 2006. The health care industry is continuing to experience a trend toward cost containment as government and private third-party payors seek to contain reimbursement and utilization rates and to negotiate reduced payment schedules with health care providers. These trends may result in a reduction from historical levels in per patient revenue received by our ASCs. Changes in Medicare payment rates have, in the past, resulted in reduced payments to ASCs. Medicaid and other governmental and private insurance payments also could be affected to the extent that these insurance companies use payment methodologies based on Medicare rates, or take actions independent of Medicare to revise payment methodologies.

On December 8, 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (referred to as the “Medicare Modernization Act”) was signed into law. The Medicare Modernization Act eliminates the historical practice of basing ASC facility fees on cost surveys of ASCs, and instead requires the Centers for Medicare & Medicaid Services (CMS) to devise a new methodology for establishing ASC facility payments, and to implement new reimbursement rates based on the new methodology between January 1, 2006 and January 1, 2008. On August 23, 2006, CMS proposed a new rate-setting methodology pursuant to the mandate established under the Medicare Modernization Act. Under the rate-setting methodology proposed by CMS, ASC facility payments would be a percentage (proposed to be 62 percent) of the rates paid to hospitals for the same services when furnished on an outpatient basis in the hospital setting. Payments for certain services commonly furnished in a physician offices would be capped at the amount Medicare pays physicians as a technical component when the services are furnished in the office setting. In the proposal, CMS also announced its intent to implement the new payment system effective for services furnished on and after January 1, 2008. When CMS eventually implements rebased rates, payment amounts for most procedures could change, in some cases significantly. Additionally, the Medicare Modernization Act provides that there shall be no inflation update to Medicare ASC rates during calendar years 2005 through 2009. This freeze will adversely affect the revenues of our business. Further, if CMS finalizes its proposal to base ASC payments on amounts paid to hospitals for comparable services, we anticipate significant fluctuation in ASC payment rates from year-to-year when CMS annually updates hospital payment rates.

The proposed rule, as written, would result in a reduction in the reimbursement rates for certain ophthalmology procedures, including cataract and YAG procedures, which made up approximately 54% of the procedures performed in our ASCs in the fourth quarter of 2006. The proposed rule also would reduce reimbursement rates for gastroenterology and pain procedures which together made up approximately 14% of the procedures performed in our ASCs in the fourth quarter of 2006. Conversely, the proposed rule would increase reimbursement rates for certain procedures, including orthopedic procedures, which made up approximately 8% of the total procedures performed in our ASCs in the fourth quarter of 2006.

These proposed reimbursement changes are currently scheduled to be phased in over a two-year period beginning January 1, 2008. If we annualized our fourth quarter 2006 procedure mix, payor mix and volume, we estimate that the first phase of the proposed rule would negatively impact our annual earnings per share by $0.01 to $0.02. We estimate that the final phase of the proposed rule, including the impact of the first phase, would negatively impact our annual earnings per share by $0.03 to $0.04.

On February 8, 2006, the President of the United States signed into law the Deficit Reduction Act of 2005. This legislation requires CMS to, among other things, limit Medicare reimbursements for surgical procedures furnished in ASCs to the amount paid to a hospital for the same service effective for services furnished on and after January 1, 2007. CMS implemented this change effective January 1, 2007. Since Medicare previously paid ASCs more than hospitals for certain procedures commonly furnished in our facilities, this change reduced reimbursement for certain services furnished in our facilities and negatively impacted our business. Considering the procedures performed in our ASCs in 2006 and prior years, the most significant impact to us from this legislation is the reduction in the Medicare facility fee for the after-cataract laser surgery procedure which is also known as the YAG procedure. Based on the number of YAG procedures performed in our ASCs during the fourth quarter of 2006, we estimate that the annual impact from the decreased Medicare facility fee paid for these procedures is a reduction of approximately $1.2 million to $1.4 million in net surgical facilities revenue. This would equate to an estimated negative impact in earnings per share of between $0.01 and $0.02. To the extent that other payors, governmental and private, adopt this practice, the impact could be greater.

Under current regulations, ASC Covered Procedures, for example, those for which a facility fee is provided by the Medicare program, are those procedures specifically approved by CMS. CMS develops and maintains a listing of ASC Covered Procedures (defined by the Healthcare Common Procedure Coding System, or HCPCS). A facility fee is available only for listed procedure codes. At present, approximately 2,500 procedures are approved for the ASC setting. CMS is required by law to update the list of ASC Covered Procedures every two (2) years. CMS has disregarded this requirement for many years. There is a substantial risk that CMS will occasionally disregard this statutory requirement, and not update the list of ASC Covered Procedures as required by law.

There also is a material risk that CMS will reduce the number of ASC Covered Procedures. On November 26, 2004, CMS proposed to delete 100 procedures from the list of ASC Covered Procedures, including many procedures that are commonly furnished in ASC settings. Although CMS ultimately decided in May 2005 to delete only five of the proposed 100 procedures, CMS could again propose and ultimately decide to substantially reduce the number of procedures for which Medicare will pay an ASC facility fee, a change that could affect the financial viability of our business. To the extent that any procedures performed at our ASCs are deleted from the list of ASC Covered Procedures, it could negatively and materially affect our revenue and business.

Considerable uncertainty surrounds the future determination of Medicare reimbursement levels for ambulatory surgical services. Services reimbursable under the Medicare program are subject to legislative change, administrative rulings, interpretations, discretion, governmental funding restrictions and requirements for utilization review. Such matters, as well as more general governmental budgetary concerns, may significantly reduce payments made to ASCs under this program, and there can be no assurance that future Medicare payment rates will be sufficient to cover the costs of, or cost increases in, providing services to Medicare patients.

Revenue from laser vision correction procedures comprised approximately 3% of our surgical facilities net revenue for the year ended December 31, 2006. The market for providing laser vision correction and other refractive surgery procedures continues to be highly competitive. In response, many of our competitors are offering laser vision correction or other refractive surgery services at lower prices than the prices we charge. If price competition continues, however, we may choose or be forced to lower the facility fees we charge in our surgical facilities. If we lower our fees, we could experience reductions in our revenue, profitability and cash flow.

As we develop and acquire more multi-specialty ASCs, we anticipate that the percentage of our surgical facilities net revenue derived from governmental payors such as Medicare will decrease while reimbursements from private third party payors will increase. Given this changing payor mix, our success will depend on our ability to negotiate favorable contracts with private third party payors. Even though our relative dependence on Medicare reimbursements may decrease, our revenue from private third party payors could be negatively affected by any adverse Medicare changes because many private third party payors tie their reimbursement levels to Medicare rates.

Our failure to operate, acquire or develop a sufficient number of profitable surgical facilities could limit our profitability and revenue growth.

Our growth strategy is focused on growing our existing ASCs and acquiring or developing new ASCs in a cost-effective manner. We may not experience an increase in surgical procedures at our existing or future ASCs. We may not be able to achieve the economies of scale and patient base, or provide the business, administrative and financial services required to grow or sustain profitability in our existing and future ASCs. Newly acquired or developed facilities may generate losses or experience lower operating margins than our more established facilities, or they may not generate returns that justify our investment. For example, in July 2006 we acquired a 61% equity interest in an ASC located in Laredo, Texas that has yet to perform at a level consistent with its historical operations or our expectations. As a result, we have made a mediation demand in connection with this transaction alleging that the selling physician has breached the terms of the transaction documents and made certain misrepresentations to us. If we fail to resolve the dispute in mediation, we expect that it will be submitted to arbitration.

The current market for ASC acquisitions is very competitive, and most potential targets are evaluating offers from multiple bidders. This bidding process often results in increased purchase prices and less favorable transaction terms. In many instances, we have dropped out of the bidding because we thought the price was too high or other proposed terms were unacceptable. We may not be able to identify suitable acquisition or development targets, successfully negotiate the acquisition or development of these facilities on satisfactory terms, or have the access to adequate capital to finance these endeavors.

We anticipate that we will fund the acquisition and development of future ASCs from cash generated from our operations, amounts borrowed under our credit facility and the net proceeds from the sale of securities offered by this prospectus. The maximum commitment available under our credit facility is currently $125 million. Our current credit facility expires on February 5, 2010. As of March 31, 2007, we had approximately $58 million of availability under our credit facility. Given that we intend to continue to finance our acquisitions by using a combination of cash generated from our business operations and borrowings under our credit facility, we may in the future need to increase our maximum available commitment. We have an option under our credit facility to increase the maximum commitment to $150 million under certain conditions. To the extent we are able to increase our maximum commitment, if at all, such an increase may not be on terms that are favorable to us or sufficient for our needs. Our maximum borrowing availability and applicable interest rates under our credit facility are calculated based on a ratio of our total indebtedness to our earnings before interest, taxes, depreciation and amortization (EBITDA), all as more fully defined in our credit facility. Our credit facility currently provides for temporary increases in this ratio through September 30, 2008 for purposes of calculating our maximum borrowing availability. This ratio will decrease following September 30, 2008 and will reduce our maximum borrowing capacity. In addition, our higher level of borrowings and the continued periodic escalation in interest rates have increased our borrowing costs which have adversely affected our profitability.

If we are unable to successfully implement our growth strategy or manage our growth effectively, our business, financial condition and results of operations could be adversely affected.

Our revenue and profitability could decrease if we are unable to maintain positive relationships with the physicians who perform surgical procedures at our ASCs.

The success of our business depends on our relationship with, and the success and efforts of, the physicians who perform surgical procedures at our ASCs. Our physician partners may perform surgical procedures at other facilities or hospitals, are not required to use our ASCs and may choose not to perform procedures at our ASCs. Our revenue and profitability would decline if our relationship with key physicians deteriorated or those physicians reduced or eliminated their use of our ASCs. In addition, our business and reputation could be damaged if the physicians who use our ASCs fail to provide quality medical care or follow required professional guidelines at our facilities.

In addition, co-owning ASCs with physicians may create additional regulatory risk. For a further discussion of our regulatory environment, see the section entitled “Government Regulation—Federal Law—Anti-Kickback Statute” in our annual report on Form 10-K for the year ended December 31, 2006 incorporated by reference in this prospectus.

Funding our growth strategy will require us to obtain significant additional capital that could increase our leverage, dilute our current equity holders and limit our flexibility.

Our acquisition and development program requires substantial capital resources and the operations of our existing ASCs also require ongoing capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including the timing and size of our acquisitions, development and expansion activities, the capital requirements associated with our ASCs, the future cost of medical equipment and our ability to generate cash flow. If we identify favorable acquisition and development opportunities that require additional resources, we may be required to incur additional indebtedness or issue equity securities in order to pursue these opportunities. We may be unable to obtain sufficient financing on terms satisfactory to us, or at all. As a result, our acquisition and development activities would have to be curtailed or eliminated and our financial results would be adversely affected.

If we choose to use indebtedness to fund our growth, we may become significantly leveraged in the future. As of March 31, 2007, we had approximately $58 million of availability under our credit facility. Alternatively, we could issue public debt under this registration statement. The degree to which we are leveraged could cause us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available for our operations. As our indebtedness increases, the portion of our borrowings at variable interest rates will also likely increase which will leave us vulnerable to interest rate increases. Our degree of leverage may also make us vulnerable to a downturn in our business or the economy generally and, to the extent we become more highly leveraged than some of our competitors, place us at a competitive disadvantage. We could also fund our growth, or reduce our outstanding indebtedness, through the issuance of equity securities. To the extent any such equity financing is available to us, it may be dilutive to our current equity holders. Finally, we will require a waiver or amendment to certain of the covenants under our current credit facility to issue any of the securities covered by this registration statement, except for common stock.

Our operating margins and profitability could suffer if we are unable to manage effectively, and grow the revenue of, our increasing number of ASCs.

Our growth strategy includes increasing our revenue and earnings by increasing the number of procedures performed at our ASCs. Because we do not anticipate price increases from third party payors, our operating margins will be adversely affected if we do not increase the revenue and procedure volume of our existing ASCs to offset increases in our operating costs. We seek to increase procedure volume and revenue at our ASCs by increasing the number of physicians performing procedures at our facilities, obtaining new or more favorable managed care contracts, improving patient flow at our centers and achieving operating efficiencies. We may not be successful in these endeavors.

We acquired ten ASCs in 2006 and our business strategy contemplates us continuing to acquire and develop more ASCs in the future. Our growth has placed, and will continue to place, increased demands on our employees, business systems and other resources. Continued expansion of our operations will require substantial financial resources and management attention. To accommodate our past and anticipated future growth, we will need to continue to implement and improve the management and operation of our business systems and to expand, train, manage and motivate our employees. Our operating results could suffer if we don’t properly manage our growth.

We may not compete effectively with other companies that have greater resources and experience than us or that may have the ability to influence our licensure.

Competitors with substantially greater financial, technical, managerial, marketing and other resources and experience may compete more effectively than us. We compete with other businesses, including ASC companies, hospitals, individual physicians, other ASCs, laser vision correction centers, eye care clinics and providers of retail optical products. Competitors with substantially greater resources may be more successful in acquiring and developing surgical facilities. Hospitals and other ASCs may be more successful in attracting physicians to utilize their facilities. Our optical laboratories and optical products purchasing organization also face competition on national, regional and local levels. Companies in other health care industry segments, including managers of hospital-based medical specialties or large group medical practices, may become competitors in providing ASCs and surgical equipment, as well as competitive eye care related services. Competition for retaining the services of highly qualified medical, technical and managerial personnel is significant.

We also face competitive pressures from local hospitals. In addition to competing for patients and physician relationships, ASCs are often required by Medicare and certain state laws to maintain a written transfer agreement with an area hospital. A transfer agreement provides that a hospital will accept an ASC’s patient in the event of an emergency. Generally, we have not encountered problems obtaining transfer agreements from area hospitals. In limited instances, however, we have observed hospitals resisting entering into transfer agreements for what we believe to be competitive reasons. While there often are alternatives for ASCs to comply with federal and state regulations without a transfer agreement, competitive pressures from hospitals may make it more difficult and/or expensive for our ASCs to maintain their licensure and/or Medicare certification.

Changes in the interpretation of existing laws and regulations, or adoption of new laws or regulations, governing our business operations, including physician use and/or ownership of ASCs, could result in penalties to us, require us to incur significant expenditures, or force us to make changes to our business operations.

We are subject to extensive government regulation and supervision under federal, state and local laws and regulations. Many of these laws and regulations are subject to varying interpretations, and courts and regulatory authorities generally have provided limited clarification. Moreover, state and local laws and interpretations vary from jurisdiction to jurisdiction. As a result, we may not always be able to accurately predict interpretations of applicable law, and federal and state authorities could challenge some of our activities, including our co-ownership of ASCs with physicians and other investors. If any of our activities are challenged, we may have to divert substantial time, attention and resources from running our business to defend our activities against these challenges, regardless of their merit. If we do not successfully defend these challenges, we may face a variety of adverse consequences, including:

•       loss of use of our ASCs;

•       losing our eligibility to participate in Medicare or Medicaid or losing other contracting privileges; or

•       in some instances, civil or criminal fines or penalties.

Any of these results could impair our sources of revenue and our profitability and limit our ability to grow our business.

For example, the federal anti-kickback statute prohibits the knowing and willful solicitation, receipt, offer or payment of any direct or indirect remuneration in return for the referral of patients or the ordering or purchasing of items or services payable under Medicare, Medicaid or other federal health care programs. This statute is very broad and Congress directed the Department of Health and Human Services to develop regulatory exceptions, known as safe harbors, to the statute’s referral prohibitions. While we have attempted to structure the ownership and operation of our ASCs within a safe harbor, we do not satisfy all of the requirements. Because there is no legal requirement that relationships fit within a safe harbor, a business arrangement that does not comply with the safe harbor, or for which a safe harbor does not exist, does not necessarily violate the anti-kickback statute.

Presently, despite the fact that we do not fit within a safe harbor, we believe that our ownership and operation of ASCs complies with the anti-kickback statute. However, existing interpretations or enforcement of the federal anti-kickback statute or other applicable federal or state laws and regulations could change. If so, violations of the anti-kickback statute or other laws may result in substantial civil and criminal penalties and exclusion from participation in Medicare, Medicaid and other federally funded programs.

On June 19, 2007, the Inspector General posted OIG Advisory Opinion No. 07-05. In its advisory opinion, the OIG declined to grant a favorable opinion to an arrangement in which a hospital proposed to purchase a subset of the units held in the ASC by two of the largest users of the ASC. The OIG stated that while none of the elements of the arrangement necessarily indicated fraud or abuse, it could not conclude that the difference in the cost of capital acquisition between the hospital and the physician owners was not related to the business generated by the owners for the ASC or the hospital. Although we cannot predict the ultimate application of this opinion and its impact on our business, based on the guidance that is available we believe that our joint ownership arrangements comply with the anti-kickback law.

In addition, there also is a material risk that Congress, CMS or the states could revise physician ownership and referral laws in a manner that could prohibit or limit physician ownership of ASCs. In December 2003, Congress enacted legislation imposing an 18-month moratorium on physician referrals to certain categories of hospitals, i.e., those classified as “specialty hospitals” under the law, if the physician has an ownership interest in the entity. This moratorium expired in June 2005. Future actions by either Congress or CMS to extend or possibly expand the scope of the moratorium potentially could prohibit or limit physician ownership of ASCs. Additionally, several states are considering limits on physician ownership in and referrals to specialty hospitals, and a few are considering similar limitations on physician ownership in and referrals to ASCs. To the extent that Congress, CMS or any of the states act to prohibit or limit physician ownership of ASCs, the investment structure of our ASCs could be affected.

Our limited liability company agreements and limited partnership agreements pursuant to which we own our ASCs provide that if certain laws and regulations change, or the interpretation and/or enforcement of such laws and regulations change, we may have to purchase some or all of the equity interests in our ASCs owned by physicians. The regulatory changes that could trigger this repurchase include it becoming:  (i) illegal for a physician to own an equity interest in one of our ASCs; (ii) illegal for physician-owners in our ASCs to refer Medicare or other patients to the facility; or (iii) substantially likely that the receipt by physician-owners of cash distributions from the limited liability company or partnership will be illegal. The cost of repurchasing these equity interests would be substantial. We may not have sufficient capital resources to fund these obligations, and it may trigger the need to procure additional debt or equity financing. To the extent any such financing was available to us, it may be on terms that reduce our earnings or are dilutive to our current equity holders. While we attempt to structure these purchase obligations as favorable as possible to us, the triggering of these obligations could have a significantly negative effect on our financial condition and business prospects.

Furthermore, CMS may revise the Medicare conditions for coverage of ASC services. Our Medicare-certified ASCs are required to comply with a series of regulatory obligations in order to qualify services furnished in those facilities for Medicare reimbursement. CMS has not revised the Medicare regulatory conditions for coverage in many years, but has in recent years indicated its intent to update these requirements through notice and comment rulemaking. It is our expectation that our facilities and operations could be modified as necessary to comply with whatever new conditions might be established. However, bringing our facilities and operations into compliance could involve substantial costs to the Company. Moreover, it is possible that our facilities and operations could not be revised sufficiently to be in compliance with new Medicare conditions, in which case some or all of our ASCs may be forced to disenroll from the Medicare program. Many governmental and private payors require Medicare certification as a condition to participate in their payment plans. Any ASC not enrolled in Medicare may likewise be precluded from enrolling in other governmental and private payor plans. Such exclusion would have a material negative effect on our business.

Regulation of the construction, acquisition or expansion of ASCs could prevent us from developing, acquiring, expanding or relocating facilities.

Most states require licenses to own and operate ASCs, and some states require a certificate of need (CON), to construct or modify an ASC. Several states recently have been revising licensure and CON laws in a manner that makes it more difficult to develop or relocate ASCs. If we are unable to procure the appropriate state licensure approvals, or if we are unable to obtain a CON in states with CON laws, then we may not be able to acquire or construct a sufficient number of ASCs, or to expand the scope of services offered in our existing ASCs, to achieve our growth strategy. Procuring these approvals could take considerable time, effort and expense, and may result in delays in opening new or modified facilities. Moreover, if we are unable to maintain good relations with the landlords of our ASCs, we may be forced to relocate a facility from time to time. If we are forced to relocate a facility, we may incur substantial costs in building out and furnishing our new location. In addition, depending on the state, we may also have difficulty obtaining the necessary state licensure and CON approvals to relocate the facility. For a further discussion of our regulatory environment, see “Government Regulation—State Law”  in our Annual Report on Form 10-K incorporated by reference herein.

The nature of being actively involved in acquiring ASCs could subject us to potential claims and material liabilities relating to these businesses.

Although we conduct extensive due diligence prior to acquiring an ASC and are generally indemnified by the sellers, our acquisitions could subject us to claims, suits or liabilities relating to unknown or contingent liabilities or from incidents occurring prior to our acquisition of the facility. If we incur these liabilities and are not indemnified or insured for them, our operating results and financial condition could be adversely affected.

Rapid Technological advances may reduce our sources of revenue and our profitability.

Adoption of new technologies that may be comparable or superior to existing technologies for surgical equipment could reduce the amount of the facility fees we receive from physicians who use our surgical facilities, or the amount of revenue derived from our laser services agreements. Reduction of these sources of revenue could decrease our profitability. We also may have to expend significant capital resources to deploy new technology and related equipment to remain competitive. Our inability to provide access to new and improving technology could deter physicians from using our surgical facilities or equipment.

Loss of the services of key management personnel could adversely affect our business.

Our success depends, in part, on the services of key management personnel, including Thomas S. Hall our President, Chief Executive Officer and Chairman of the Board; Jack M. Clark, our Executive Vice President and Chief Revenue Officer; and Scott T. Macomber, our Executive Vice President and Chief Financial Officer. We do not know of any reason why we might be likely to lose the services of any of these officers. However, in light of the role that each of these officers is expected to play in our future growth, if we lost the services of any of these officers, we believe that our business could be adversely affected.

The nature of our business could subject us to potential malpractice, product liability and other claims.

The provision of surgical services entails the potentially significant risk of physical injury to patients and an inherent risk of potential malpractice, product liability and other similar claims. Our insurance may not be adequate to satisfy claims or protect us and this coverage may not continue to be available at acceptable costs. A partially or completely uninsured claim against us could reduce our earnings and working capital.

Our insurance policies are generally renewed on an annual basis. Although we believe we will be able to renew our current policies or otherwise obtain comparable professional liability coverage, we have no control over the potential costs to renew. Increases in professional liability and other insurance premiums will negatively affect our profitability.

If a change in events or circumstances causes us to write-off a portion of our intangible assets, our total assets could be reduced significantly and we could incur a substantial charge to earnings.

Intangible assets, primarily in the form of goodwill, represent a significant portion of  our total assets. At December 31, 2006, intangible assets of our continuing operations represented approximately 75% of total assets and 176% of stockholders’ equity. The intangible asset value represents the excess of cost over the fair value of the separately identifiable net assets acquired in connection with our acquisitions and affiliations. The value of these assets may not be realized. We regularly, and at least annually, evaluate whether events and circumstances have occurred that indicate all or a portion of the carrying amount of the asset may no longer be recoverable, in which case an impairment charge to earnings may become necessary. If, in the future, we determine that our intangible assets have suffered an impairment that requires us to write off a portion of the asset due to a change in events or circumstances, this write-off could significantly reduce our total assets and we could incur a substantial charge to earnings, as well as be in default under one or more covenants in our credit facility.

Becoming and remaining compliant with federal regulations enacted under the Health Insurance Portability and Accountability Act could require us to expend significant resources and capital, and could impair our profitability and limit our ability to grow our business.

Numerous federal regulations have been adopted under the Health Insurance Portability and Accountability Act of 1996 (HIPAA). Compliance with HIPAA regulations governing patient privacy was required by April 14, 2003. We have taken actions in an effort to establish our compliance with HIPAA’s privacy regulations, and we believe that we are in substantial compliance with HIPAA’s privacy regulations. These actions include having our ASCs and affiliated providers implement new HIPAA-compliant policies and procedures, conducting employee HIPAA training, identifying “business associates” with whom we need to enter into HIPAA-compliant contractual arrangements and various other measures. Ongoing implementation and oversight of these measures involves significant time, effort and expense.

Other federal regulations adopted under HIPAA require that our affiliated providers and us be capable of conducting certain standardized health care transactions, including billing and other claims transactions. We have undertaken significant efforts, involving substantial time and expense, to assure that our ASCs and affiliated providers can submit transactions in compliance with HIPAA. We anticipate that continuing time and expense will be required to maintain the ability to submit HIPAA-compliant transactions, and to make sure that newly-acquired ASCs can submit HIPAA-compliant transactions.

In addition, compliance with the HIPAA security regulations was required by April 21, 2005. In general, the security regulations require ASCs and other covered entities to implement reasonable technical, physical and administrative security measures to safeguard protected health information maintained, used and disclosed in electronic form. We have taken actions in an effort to establish our compliance with HIPAA’s security regulations, and we believe that we are in substantial compliance with HIPAA’s security regulations. Ongoing implementation and oversight of these measures involves significant time, effort and expense.

HIPAA violations could expose us to civil penalties of up to $25,000 per person per year for each violation or criminal penalties with fines of up to $250,000 and/or up to 10 years in prison per violation.

RISKS RELATING TO OUR SECURITIES

Fluctuations in our quarterly operating results may make it difficult to predict our future results of operations and may cause volatility in the price of our securities.

During 2006, the market price of our common stock was volatile, fluctuating from a high trading price of $8.74 to a low trading price of $6.08 per share. Our results of operations have varied and may continue to fluctuate from quarter to quarter. We have a high level of fixed operating costs, including compensation costs and rent. As a result, our profitability depends to a large degree on the volume of surgical procedures performed in, and on our ability to utilize the capacity of, our surgical facilities.

The timing and degree of fluctuations in our operating results will depend on several factors, including:

•       general economic conditions;

•       decreases in demand for non-emergency procedures due to severe weather

•       availability or sudden loss of the services of physicians who utilize our surgical facilities;

•       availability or shortages of surgery-related products and equipment;

•       the timing and relative size of acquisitions; and

•       the recording of gains or losses on the sale of minority interests in our ASCs.

These kinds of fluctuations in quarterly operating results may make it difficult for you to assess our future results of operations and may cause a decline or volatility in the price of our securities.

Any return on your investment in our securities will depend on your ability to sell our securities at a profit.

We have never declared or paid any dividends and our credit agreement prohibits payment of dividends on our securities. We anticipate that we will not declare dividends at any time in the foreseeable future. Instead we will retain earnings for use in our business. As a result, your return on an investment in our stock likely will depend on your ability to sell our securities at a profit. In addition, the stock market has, from time to time, experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of our securities.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, and incorporates by reference, certain “forward-looking statements” (as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended) that reflect our current expectations regarding our future results of operations, performance and achievements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We have tried, wherever possible, to identify these forward-looking statements by using words such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends” and similar expressions. These statements reflect our current beliefs and are based on information currently available to us. Accordingly, these statements are subject to certain risks, uncertainties and contingencies that could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include:  reduced prices and reimbursement rates for surgical procedures; our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; our ability to manage our increasing borrowing costs as we incur additional indebtedness to fund the acquisition and development of surgical facilities; our ability to maintain successful relationships with the physicians who use our surgical facilities; our operating margins and profitability could suffer if we are unable to grow and manage effectively our increasing number of surgical facilities; competition from other companies in the acquisition, development and operation of surgical facilities; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary.  These factors and others are more fully set forth above under “Risk Factors.”  You should not place undue reliance on any forward-looking statements. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements. Readers should carefully review the risk factors described in other documents we file from time to time with the SEC including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

We have not authorized any person to give any information or to make any representation other than those contained in this prospectus in connection with this offering. You should not rely on such information or representation. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the securities covered by this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in any prospectus supplement, the net proceeds from the sale of any securities offered by this prospectus will be used to repay borrowings outstanding under our credit facility and for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund the acquisition of majority or minority equity interests in ASCs in new or existing markets. We will have significant discretion in the use of any net proceeds. Investors will by relying on the judgment of our management regarding the application of proceeds form any sale of our securities.  We may invest the net proceeds temporarily in money market funds, commercial paper and governmental and non-governmental debt securities with maturities of up to five years.

THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings:

•       common stock;

•       preferred stock;

•       warrants to purchase common stock or preferred stock; and/or

•       debt securities.

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize all the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. The terms of the securities may differ from the terms we have summarized below. We will also include information in the prospectus supplement, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.

We will require a waiver or amendment to certain of the covenants under our current credit facility to issue any of the securities covered by this registration statement, except for common stock.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 81,761,465 shares of common stock, $0.01 par value per share. As of March 31, 2007, approximately 24,368,922 shares of common stock were issued and outstanding. The following description of the provisions of our certificate of incorporation and bylaws related to our common stock are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the Securities and Exchange Commission.

Dividends, Voting Rights and Liquidation

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “NOVA.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Their address is 59 Maiden Lane, Plaza Level, New York, NY 10038, and their telephone number is (800) 937-5449.

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 1,912,000 shares of preferred stock, $0.01 par value per share, none of which were outstanding as of March 31, 2007. Our board of directors has the authority, without the need of any further vote or action by the stockholders, to designate and issue shares of preferred stock in one or more series and can specify the following terms for each such series:

•       the number of shares;

•       the designation, powers, preferences and rights of the shares; and

•       the qualifications, limitations or restrictions, except as otherwise stated in our certificate of incorporation.

On July 7, 1999, our board of directors entered into a rights agreement pursuant to which certain of our stockholders possess rights to purchase fractional shares of our Series E Junior Participating Preferred Stock with a par value of $.01 per share at a price of $110 per one one-thousandth of a share, subject to adjustment as defined in the rights agreement. These rights are not exercisable until the announcement that a person or group has acquired or intends to acquire beneficial ownership of 15% or more of our outstanding common stock. Upon the occurrence of these triggering events, each right holder will be entitled to receive shares of common stock, or in specified circumstances other assets having a value of two times the purchase price of the right. Additionally, our board of directors may exchange the rights, in whole or in part, without additional payment, for shares of common stock at an exchange ratio defined in the rights agreement. At any time prior to certain events, our board of directors may redeem all, but not less than all, of the rights at a redemption price of $.01 per right.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock or debt securities that may be issued in the future. All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

If preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

•       the number of shares in the series of preferred stock;

•       the designation for the series of preferred stock by number, letter or title that shall distinguish the series from any other series of preferred stock;

•       the purchase price;

•       the liquidation preference per share of that series of preferred stock, if any;

•       the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•       the voting rights of that series of preferred stock, if any;

•       any conversion provisions applicable to that series of preferred stock;

•       any redemption or sinking fund provisions applicable to that series of preferred stock;

•       preemptive rights, if any;

•       any listing of that series of preferred stock on any securities exchange or market;

•       the relative ranking and preferences of that series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•       a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock; and

•       the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation for such preferred stock.

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•       senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•       on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•       junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to or with the effect that they could delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under that prospectus supplement may differ from the terms described below.

General

We may issue warrants for the purchase of common stock and/or preferred stock in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreement with a warrant agent. Each warrant agent, if any, will be a bank that we select that has its principal office in the United States and a combined capital and surplus in an amount as required by applicable law. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including, among other things:

•       the offering price and aggregate number of warrants offered;

•       the terms of the securities issuable upon exercise of the warrants;

•       if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•       in the case of warrants to purchase common stock, the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•       in the case of warrants to purchase preferred stock, the number of shares of preferred stock purchasable upon exercise of one warrant, and the price at which these shares may be purchased upon such exercise;

•       the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•       the terms of any rights to redeem or call the warrants;

•       any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•       the dates on which the right to exercise the warrants will commence and expire;

•       the manner in which the warrant agreement and warrants may be modified;

•       federal income tax consequences of holding or exercising the warrants; and

•       any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, among other things:

•       in the case of warrants to purchase preferred stock, the right to receive payments of dividends, if any, or, preference payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any, or receive notice of stockholder meetings; or

•       in the case of warrants to purchase common stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any, or receive notice of stockholder meetings.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 p.m., Central Standard Time, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds or, if we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for the warrants. We will set forth in the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent upon exercise of the warrants.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior or subordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally by substantially all of our wholly-owned domestic subsidiaries. We will issue the senior notes under the senior indenture, which we will enter into with a trustee to be named in the senior indenture. We will issue the subordinated notes under the subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term ‘‘indentures’’ to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term ‘‘debenture trustee’’ to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities, which will be filed as an exhibit to an amendment to this registration statement or on a report filed under the Securities Exchange Act of 1934, as amended, in connection with the applicable prospectus supplement. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in each prospectus supplement the following terms relating to a series of notes:

•       the title;

•       any limit on the aggregate principal amount that may be issued;

•       whether or not we will issue the series of notes in global form, the terms and who the depository will be;

•       the maturity date;

•       the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payments or the method for determining such dates;

•       whether or not the notes will be secured or unsecured, and the terms of any secured debt;

•       the terms of the subordination of any series of subordinated debt;

•       the place where payments will be made;

•       our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•       the date, if any, after which, and the price at which, we may, at our option, redeem the series of notes pursuant to any optional redemption provisions;

•       the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of notes;

•       whether the indenture contains restrictive covenants, including restrictions on our ability to pay dividends, or will requiring us to maintain any asset ratios or reserves;

•       whether we will be restricted from incurring any additional indebtedness;

•       a discussion of any material or special United States federal income tax considerations applicable to the notes;

•       the provisions relating to any guarantee of the debt securities

•       the denominations in which we will issue the series of notes, if other than denominations of $1,000 and any integral multiple thereof; and

•       any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of notes may be convertible into or exchangeable for common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of notes receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the notes, as appropriate.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of notes that we may issue:

•       if we fail to pay interest when due and our failure continues for 90 days and the time for payment has not been extended or deferred;

•       if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•       if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding notes of the applicable series; and

•       if we enter into or declare bankruptcy or insolvency.

If an event of default with respect to notes of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding notes of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any such waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of notes, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the notes of that series, provided that:

•       the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•       subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the notes of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•       the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•       the holders of at least 25% in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity, to the debenture trustee to institute the proceeding as trustee; and

•       the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes. We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We may agree with the debenture trustee to change or amend an indenture without the consent of any holders with respect to specific matters, including:

•       to fix any ambiguity, defect or inconsistency in the indenture; and

•       to change anything that does not materially adversely affect the interests of any holder of notes of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding notes affected:

•       extending the fixed maturity of the series of notes;

•       reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any notes; or

•       reducing the percentage of notes, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•       register the transfer or exchange of debt securities of the series;

•       replace stolen, lost or mutilated debt securities of the series;

•       maintain paying agencies;

•       hold monies for payment in trust;

•       compensate and indemnify the trustee; and

•       appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the notes of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue notes of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series. See ‘‘Global Securities’’ below for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the notes of any series can exchange the notes for other notes of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the notes may present the notes for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the notes that the holder presents for transfer or exchange, we will require no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any notes. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the notes of each series.

If we elect to redeem the notes of any series, we will not be required to:

•       issue, register the transfer of, or exchange any notes of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any notes that may be selected for redemption and ending at the close of business on the day of the mailing; or

•       register the transfer of or exchange any notes so selected for redemption, in whole or in part, except the unredeemed portion of any notes we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•       be registered in the name of a depository that we will identify in a prospectus supplement;

•       be deposited with the depository or nominee or custodian; and

•       bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depository or any nominee unless:

•       the depository has notified us that it is unwilling or unable to continue as depository or has ceased to be qualified to act as depository;

•       an event of default is continuing; or

•       any other circumstances described in a prospectus supplement occurs.

As long as the depository, or its nominee, is the registered owner of a global security, the depository or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•       will not be entitled to have the debt securities registered in their names;

•       will not be entitled to physical delivery of certificated debt securities; and

•       will not be considered to be holders of those debt securities under the indentures.

Payments on a global security will be made to the depository or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depository or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depository will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depository, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depository. The depository policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depository’s or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agents

The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Governing Law

The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

PLAN OF DISTRIBUTION

We may from time to time sell any or all of our securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or varying prices, at or related to prevailing market prices or at negotiated prices. We may use any one or more of the following methods when selling our securities:

•       ordinary brokerage transactions and transactions in which underwriters, dealers or agents solicit purchasers;

•       block trades in which underwriters, dealers or agents will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by an underwriter, dealer or agent as principal and resale by the underwriter, dealer or agent for its account pursuant to its prospectus;

•       an over-the-counter distribution in accordance with the rules of the Nasdaq Global Market;

•       privately negotiated transactions;

•       underwriters, dealers or agents may agree to sell a specified number of such securities at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

We will describe the method of distribution of our securities in the applicable prospectus supplement.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions, in amounts to be negotiated, from us (or, if any underwriter, dealer or agent acts as agent for the purchaser of securities, from the purchaser) in connection with the sale of our securities. These underwriters, dealers and agents may qualify as “underwriters” within the meaning of the Securities Act. As a result, discounts, commissions or profits on resales received by underwriters, dealers and agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities the option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

In connection with the offering of our securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase our securities in the open market. We will describe any of these activities known to us in the applicable prospectus supplement.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the securities being registered by this prospectus will be passed upon for us by Winston & Strawn LLP, Chicago, Illinois. Steven V. Napolitano, a partner of Winston & Strawn LLP, is a director of the Company.

EXPERTS

The financial statements as of and for the years ended December 31, 2005 and 2006 and the related schedule and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the restatement of its financial statements as described in Note 2 to the financial statements in the Company’s annual report of Form 10-K for the year ended December 31, 2005 not separately presented herein) of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on its authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering (except for information contained in any such filing where we indicate that such information is being furnished and not filed under the Exchange Act), as well as the following documents:

•       our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 16, 2007;

•       our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 10, 2007;

•       our Definitive Proxy Statement, filed with the SEC on April 18, 2007;

•       our Current Reports on Form 8-K filed with the SEC on January 17, 2007, February 13, 2007 (as amended by our Current Report on Form 8-K/A filed on May 22, 2007), February 27, 2007 and June 6, 2007 (as amended by our Current Report on Form 8-K/A filed on June 18, 2007) and our Current Report on Form 8-K/A filed on May 30, 2007; and

•       the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 8, 1999, and any further amendment or report filed hereafter for the purpose of updating such description.

The website listed above, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document. This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference into this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference into this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

You may request a copy of any of these filings, at no cost to you, by writing or telephoning us at the following address and telephone number: NovaMed, Inc., 980 North Michigan Avenue, Suite 1620, Chicago, Illinois 60611; telephone number (312) 664-4100. These filings are also available from the SEC’s website and Public Reference Room described under the heading “Where You Can Find More Information.”

Additionally, we make these filings available, free of charge, on our website at www.novamed.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC’s Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

$67,500,000

1.0% Convertible Senior Subordinated Notes Due 2012

Deutsche Bank Securities

Prospectus

June 21, 2007